Exhibit 99.1

SECOND AMENDED AND RESTATED

AGREEMENT OF LIMITED PARTNERSHIP

OF

NHP/PMB L.P.

i

v

SECOND AMENDED AND RESTATED

AGREEMENT OF LIMITED PARTNERSHIP

OF

NHP/PMB L.P.

THIS AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP OF NHP/PMB L.P., dated as of October 15, 2018 (the “Effective Date”), is entered into by and among NHP/PMB GP LLC, a Delaware limited liability company, as the general partner, the Limited Partners and VENTAS, INC., a Delaware corporation (“VTR”) for the sole purpose of agreeing to the provisions of Article XVI hereof. Capitalized terms used herein shall have the respective meanings ascribed thereto in Article I hereof.

WHEREAS, the General Partner has previously caused to be filed with the Delaware Secretary of State a certificate of limited partnership (as amended from time to time, the “Certificate”) relating to the formation of a Delaware limited partnership pursuant to the Act, known as NHP/PMB L.P. (the “Partnership”), and entered into (a) that certain Limited Partnership Agreement of NHP/PMB L.P., dated as of February 29, 2008, and (b) that certain Amended and Restated Agreement of Limited Partnership of NHP/PMB L.P., dated as of April 1, 2008, as amended by (i) that certain First Amendment to the Amended and Restated Agreement of Limited Partnership of NHP/PMB L.P., dated as of May 12, 2008, (ii) that certain Second Amendment to the Amended and Restated Agreement of Limited Partnership of NHP/PMB L.P., dated as of February 9, 2009, (iii) that certain Third Amendment to the Amended and Restated Agreement of Limited Partnership of NHP/PMB L.P., dated as of February 1, 2010, and (iv) that certain Fourth Amendment to the Amended and Restated Agreement of Limited Partnership of NHP/PMB L.P., dated as of April 1, 2011 (collectively, the “Original Agreement”), with the Operating Partnership; and

WHEREAS, in connection with the contribution of certain assets to the Partnership, the General Partner, the Operating Partnership and the other Limited Partners desire to amend and restate the Original Agreement to read in its entirety as set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE I

DEFINED TERMS

The following definitions shall be for all purposes, unless otherwise clearly indicated to the contrary, applied to the terms used in this Agreement (including the recitals hereof):

Section 1.1                                    “Act” means the Delaware Revised Uniform Limited Partnership Act, as it may be amended from time to time, and any successor to such statute.

Section 1.2                                    “Additional Limited Partner” means a Person admitted to the Partnership as a Limited Partner pursuant to Section 12.2 hereof and who is shown as such on the books and records of the Partnership.

Section 1.3                                    “Adjusted Capital Account” means the Capital Account maintained for each Partner as of the end of each Partnership taxable year: (i) increased by any amounts which such Partner is obligated to restore pursuant to any provision of this Agreement or is deemed to be obligated to restore pursuant to Regulations Section 1.704-1(b)(2)(ii)(c) or the penultimate sentences of Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5); and (ii) decreased by the items described in Regulations Sections 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii) (d)(5), and 1.704-1(b)(2)(ii)(d)(6). The foregoing definition of Adjusted Capital Account is intended to comply with the provisions of Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

Section 1.4                                    “Adjusted Capital Account Deficit” means, with respect to any Partner, the deficit balance, if any, in such Partner’s Adjusted Capital Account as of the end of the relevant Partnership taxable year or as of such other date for which such deficit balance is to be calculated.

Section 1.5                                    “Adjustment Date” has the meaning set forth in Section 8.6(d).

Section 1.6                                    “Adjustment Factor” means 0.9051 provided, however, that if, after the Effective Date: (a) VTR (i) declares or pays a dividend on its outstanding REIT Shares in REIT Shares or makes a distribution to all holders of its outstanding REIT Shares in REIT Shares; (ii) splits or subdivides its outstanding REIT Shares; or (iii) effects a reverse stock split or otherwise combines its outstanding REIT Shares into a smaller number of REIT Shares, unless, in any such event, a similar transaction is effected with respect to the Partnership Units (so that the value of a Class A Partnership Unit relative to a REIT Share remains unchanged) (herein, an “Equivalent Class A Partnership Unit Value Transaction”), then the Adjustment Factor shall be adjusted by multiplying the Adjustment Factor in effect immediately prior to such adjustment by a fraction, (1) the numerator of which shall be the number of REIT Shares issued and outstanding on the record date for such dividend, distribution, split, subdivision, reverse split or combination (assuming for such purposes that such dividend, distribution, split, subdivision, reverse split or combination has occurred as of such time) and (2) the denominator of which shall be the number of REIT Shares issued and outstanding on the record date for such dividend, distribution, split, subdivision, reverse split or combination (assuming for such purposes that such dividend, distribution, split, subdivision, reverse split or combination has not occurred as of such time); (b) VTR distributes any rights, options or warrants to all holders of its REIT Shares to subscribe for or to purchase or to otherwise acquire REIT Shares (or other securities or rights convertible into, exchangeable for or exercisable for REIT Shares) at a price per share less than the Market Value of a REIT Share on the record date for such distribution (each a “Distributed Right”), unless a similar transaction is effected with respect to the Partnership Units (in which holders of Partnership Units receive similar rights, options or warrants to subscribe for or purchase Partnership Units at a price per unit equal to the price per share for each Distributed Right multiplied by the Adjustment Factor), then the Adjustment Factor shall be adjusted by multiplying the Adjustment Factor previously in effect by a fraction, (i) the numerator of which shall be the number of REIT Shares issued and outstanding on the record date plus the maximum number of REIT Shares purchasable under such Distributed Rights and (ii) the denominator of which shall be the number of REIT Shares issued and outstanding on the record date plus a fraction, (1) the numerator of which is the maximum number of REIT Shares purchasable under such Distributed Rights times the minimum purchase price per REIT Share under such Distributed Rights and (2) the denominator of which is the Value of a REIT Share as of the record date; provided, however, that, if any such Distributed Rights expire or become no longer exercisable, then the Adjustment Factor shall be adjusted, effective retroactive to the date of distribution of the Distributed Rights, to reflect a reduced maximum number of REIT Shares or any change in the minimum purchase price for the purposes of the above fractions; or (c) VTR shall, by dividend or otherwise, distribute to all holders of its REIT Shares evidences of its indebtedness or assets (including securities, but excluding cash and excluding any dividend or distribution referred to in subsection (a) above), other than evidences of indebtedness or assets received by VTR, directly or indirectly, pursuant to a distribution by the Partnership, then the Adjustment Factor shall be adjusted to equal the amount determined by multiplying the Adjustment Factor in effect immediately prior to the close of business on the date fixed for determination of shareholders entitled to receive such distribution by a fraction, (i) the numerator shall be such Market Value of a REIT Share on the date fixed for such determination and (ii) the denominator shall be the Market Value of a REIT Share on the dated fixed for such determination less the then fair market value (as reasonably determined by VTR) of the portion of the evidences of indebtedness or assets so distributed applicable to one REIT Share. Any adjustments to the Adjustment Factor shall become effective immediately after the effective date of such event, retroactive to the record date, if any, for such event. By way of example of an Equivalent Class A Partnership Unit Value Transaction, and not as a limitation thereof, if VTR declares or pays a dividend on its outstanding REIT Shares in REIT Shares or makes a distribution to all holders of its outstanding REIT Shares in REIT Shares (including a dividend in REIT Shares in which holders of outstanding REIT Shares may elect to receive all or a portion of such dividend in cash, additional REIT Shares, or a combination thereof), the Adjustment Factor shall not be adjusted if, concurrently therewith, the Partnership declares and promptly thereafter issues with respect to each Class A Partnership Unit a number of new Class A Partnership Units (or fraction thereof) equal to the product of multiplying (x) the quotient obtained by dividing (A) the aggregate number of REIT Shares paid by VTR as a dividend or distribution to holders of outstanding REIT Shares, by (B) the aggregate number of REIT Shares outstanding as of the close of business on the record date for such dividend or distribution, and (y) the Adjustment Factor in effect on such record date.

Section 1.7                                    “Affiliate” means, with respect to any Person, any other Person directly or indirectly (including through one or more intermediaries) controlling, controlled by or under common control with such Person. Without limiting the generality of the foregoing, with respect to any legal or business entity, the term “Affiliate” shall also include (i) any Person which owns, directly or indirectly (including through one or more intermediaries), fifty percent (50%) or more of any class of voting securities entitled to vote generally in the election of directors or managers of such Person, (ii) any Subsidiary of such legal or business entity, and (iii) any Subsidiary of a Person described in clause (i). A Person will not be deemed to be an Affiliate of any other Person solely as a result of being a director, governor, officer or similar fiduciary of such other Person.

Section 1.8                                    “Agreed Value” means: (i) in the case of any Contributed Property, as of the time of its contribution to the Partnership, the agreed value of such property as reflected in the books and records of the Partnership; (ii) in the case of any Contributed Property as to which the agreed value of such property is not reflected in the books and records of the Partnership, the 704(c) Value of such property, as of the time of its contribution to the Partnership, reduced by any liabilities either assumed by the Partnership upon such contribution or to which such property is subject when contributed; and (iii) in the case of any property distributed to a Partner by the Partnership, the Partnership’s Carrying Value of such property at the time such property is distributed, reduced by any indebtedness either assumed by such Partner upon such distribution or to which such property is subject at the time of distribution as determined under Section 752 of the Code and the Regulations.

Section 1.9                                    “Agreement” means this Amended and Restated Agreement of Limited Partnership of NHP/PMB L.P., as it may be amended, supplemented or restated from time to time in accordance with the terms hereof.

Section 1.10                             “Applicable Percentage” means, as of each Partnership Record Date, the percentage specified on Exhibit C, based on the percentage of all outstanding Partnership Units represented by Class A Partnership Units.

Section 1.11                             “Assignee” means a Person to whom one or more Partnership Units have been transferred in a manner permitted under this Agreement, but who has not become a Substituted Limited Partner, and who has the rights set forth in Section 11.5.

Section 1.12                             “Available Cash” means, with respect to any period for which such calculation is being made,

(a)                                 the sum, without duplication, of:

(i)                                     net income, if any, determined in accordance with GAAP;

(ii)                                  Depreciation and all other non-cash charges deducted in determining net income or net loss for such period;

(iii)                               the amount of any reduction in the reserves or other cash or similar balances referred to in clause (b)(vi) below; and

(iv)                              all other cash received by the Partnership for such period that was not included in determining net income or net loss for such period;

(b)                                 less the sum, without duplication, of:

(i)                                     net loss, if any, determined in accordance with GAAP;

(ii)                                  all regularly scheduled principal debt payments made by the Partnership during such period (excluding balloon payments);

(iii)                               capital expenditures made by the Partnership during such period for maintenance, repairs and tenant improvements but not for development or expansion;

(iv)                              all other expenditures and payments not deducted in determining net income or net loss for such period (excluding balloon payments on indebtedness and capital expenditures for development or expansion);

(v)                                 any amount included in determining net income or net loss for such period that does not correspond to a cash amount actually received by the Partnership during such period; and

(vi)                              the amount of any reserves or other cash or similar balances (including, but not limited to, working capital reserves, debt reserve funds, and capital improvements reserves) established during such period (or if previously established, the amount of any increase therein), which the General Partner determines in good faith to be necessary or appropriate for a legitimate business purpose of the Partnership, and not for the purpose of depriving Limited Partners of distributions of Available Cash.

Notwithstanding the foregoing, Available Cash shall not include (i) any cash received or reductions in reserves, or take into account any disbursements made, or reserves established, after dissolution and the commencement of the liquidation and winding up of the Partnership, (ii) any Capital Contributions, whenever received, (iii) any Disposition Proceeds (whether received by the Partnership or distributed) or (iii) any Financing Proceeds (whether received by the Partnership or distributed).

Section 1.13                             “Book-Tax Disparities” means, with respect to any item of property carried on the books of the Partnership at a Carrying Value that differs from its tax basis, as of the date of any determination, the difference between the Carrying Value of such property and the adjusted basis thereof for federal income tax purposes as of such date.

Section 1.14                             “Business Day” means any day except a Saturday, Sunday or other day on which commercial banks in Los Angeles, California are authorized or required by law to close.

Section 1.15                             “Capital Account” means the Capital Account maintained for a Partner pursuant to Exhibit A hereof.

Section 1.16                             “Capital Contribution” means, with respect to any Partner, any cash, cash equivalents or the Agreed Value of Contributed Property which such Partner contributes or has contributed to the Partnership pursuant to Article IV hereof.

Section 1.17                             “Carrying Value” means, with respect to any asset, the asset’s adjusted basis for federal income tax purposes, except as follows:

(a)                                 The initial Carrying Value of any Contributed Property shall be the 704(c) Value of such property.

(b)                                 The Carrying Values of all Partnership assets immediately prior to the occurrence of any event described in subparagraphs (i) through (v) below shall be adjusted to equal their respective gross fair market values, as determined by the General Partner using such reasonable method of valuation as it may adopt, as of the following times:

(i)                                     the acquisition of an additional Partnership Interest by a new or existing Partner in exchange for more than a de minimis Capital Contribution, if the General Partner reasonably determines that such adjustment is necessary or appropriate to reflect the relative Interests of the Partners in the Partnership;

(ii)                                  the distribution by the Partnership to a Partner of more than a de minimis amount of Partnership assets as consideration for a Partnership Interest, if the General Partner reasonably determines that such adjustment is necessary or appropriate to reflect the relative interests of the Partners in the Partnership;

(iii)                               the liquidation or dissolution of the Partnership within the meaning of Regulations Section 1.704-1(b)(2)(ii)(g);

(iv)                              the grant of a Partnership Interest (other than a de minimis interest) as consideration for the provision of services to or for the benefit of the Partnership by an existing Partner acting in a partner capacity, or by a new Partner acting in a partner capacity or in anticipation of becoming a Partner of the Partnership, if the General Partner reasonably determines that such adjustment is necessary or appropriate to reflect the relative Interests of the Partners in the Partnership; and

(v)                                 at such other times as the General Partner shall reasonably determine necessary or advisable in order to comply with Regulations Sections 1.704-1(b) and 1.704-2;

provided, however, that any adjustment pursuant to the foregoing clauses (i), (ii) or (iv) shall be made only if the General Partner determines that such adjustment is necessary and appropriate to reflect economic interests of the Partners.

(c)                                  The Carrying Value of any Partnership asset distributed to a Partner shall be the gross fair market value of such asset on the date of distribution as reasonably determined by the General Partner.

(d)                                 The Carrying Values of Partnership assets shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to Code Section 734(b) or Code Section 743(b), but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Regulations Section 1.704-1(b)(2)(iv)(m); provided, however, that Carrying Values shall not be adjusted pursuant to this subparagraph (d) to the extent that an adjustment pursuant to subparagraph (b) above is made in connection with a transaction that would otherwise result in an adjustment pursuant to this subparagraph (d).

(e)                                  If the Carrying Value of a Partnership asset has been determined or adjusted pursuant to subsection (a), subsection (b) or subsection (d) above, such Carrying Value shall thereafter be adjusted by the Depreciation taken into account with respect to such asset for purposes of computing Net Income and Net Loss.

Section 1.18                             “Cash Amount” means an amount of cash per Class A Partnership Unit equal to the product of (i) the Market Value of a REIT Share and (ii) the REIT Shares Amount determined as of the applicable Valuation Date.

Section 1.19                             “Certificate” has the meaning set forth in the recitals hereof.

Section 1.20                             “Charter Restrictions” has the meaning set forth in Section 8.6(a) hereof.

Section 1.21                             “Class A Partnership Unit” has the meaning set forth in the Section 4.3 hereof.

Section 1.22                             “Class A Preferred Return” means, for any specified period, the aggregate increase in the Preferred Return Per Unit applicable to all outstanding Class A Partnership Units during such period.

Section 1.23                             “Class B Partnership Unit” has the meaning set forth in the Section 4.3 hereof.

Section 1.24                             “Closing Price” means, for any day on which REIT Shares are traded on the New York Stock Exchange, the closing price of a REIT Share on the New York Stock Exchange.

Section 1.25                             “Code” means the Internal Revenue Code of 1986, as amended. All citations to the Code, or to the Treasury Regulations promulgated thereunder, shall include any amendments or any substitute or successor provisions thereto.

Section 1.26                             “Consent” means the consent or approval of a proposed action by a Partner given in accordance with Section 14.2 hereof.

Section 1.27                             “Consent of Class A Limited Partners” means the consent or approval of Limited Partners holding a majority of the outstanding Class A Partnership Units held by all Limited Partners.

Section 1.28                             “Consolidated Total Debt” means, at any date, the aggregate amount of all Debt of the Partnership and its Subsidiaries at such date, on a consolidated basis, determined in accordance with GAAP.

Section 1.29                             “Contributed Property” means any Property contributed to the Partnership in a transaction in which the basis of the Property is determined, in whole or in part, by reference to the basis of the Property in the contributor’s hand.

Section 1.30                             “Contribution Agreement” means (i) the Formation and Contribution Agreement and Joint Escrow Instructions, dated as of February 25, 2008, by and among NHP, as NHP, the Partnership, as Transferee, and the Persons named therein as Transferors, (ii) the Option Agreement, dated as of July 8, 2008, by and between NHP and PMB Pomona LLC, (iii) the Limited Liability Company Agreement of NHP/PMB Gilbert LLC, a Delaware limited liability company, (iv) the Limited Liability Company Agreement of NHP/PMB Pasadena LLC, a Delaware limited liability company, (v) the Contribution Agreement and Escrow Instructions (Gilbert MOB) dated as of September 19, 2018 by and among NHP, the Partnership, PMB LLC and PMB Gilbert LLC, and (vi) the Contribution Agreement and Escrow Instructions (Gilbert, AZ) dated as of August 23, 2018 by and among VTR Gilbert 2, LLC, the Partnership, PMB LLC and PMB Gilbert 2 LLC, in each case, as it may be amended, supplemented or restated from time to time in accordance with its terms.

Section 1.31                             “Control” means, with respect to any Person, the possession, directly or indirectly (including through one or more intermediaries), of the power to direct or cause the direction of the management and policies of such Person, through the ownership or control of voting securities, partnership interests or other equity interests, by contract or otherwise. The terms “controlled by” and “under common control with” shall have correlative meanings.

Section 1.32                             “Debt” means, as to any Person, as of any date of determination, (i) all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services; (ii) all amounts owed by such Person to banks or other Persons in respect of reimbursement obligations under letters of credit, surety bonds and other similar instruments guaranteeing payment or other performance of obligations by such Person; (iii) all indebtedness for borrowed money or for the deferred purchase price of property or services secured by any lien on any property owned by such Person, to the extent attributable to such Person’s interest in such property, even though such Person has not assumed or become liable for the payment thereof; (iv) all indebtedness guaranteed by such Person; and (v) lease obligations of such Person that, in accordance with GAAP, are required to be capitalized.

Section 1.33                             “Depreciation” means, for each taxable year, an amount equal to the federal income tax depreciation, amortization, or other cost recovery deduction allowable with respect to an asset for such year, except that if the Carrying Value of an asset differs from its adjusted basis for federal income tax purposes at the beginning of such year or other period, Depreciation shall be an amount which bears the same ratio to such beginning Carrying Value as the federal income tax depreciation, amortization, or other cost recovery deduction for such year bears to such beginning adjusted tax basis; provided, however, that if the federal income tax depreciation, amortization, or other cost recovery deduction for such year is zero, Depreciation shall be determined with reference to such beginning Carrying Value using any method selected by the General Partner.

Section 1.34                             “Disposition Proceeds” means the net proceeds received by the Partnership upon the taxable disposition of any Properties (other than a Terminating Capital Transaction), after deducting all costs and expenses of the Partnership in connection with such disposition.

Section 1.35                             “Effective Date” has the meaning set forth in the recitals hereof.

Section 1.36                             “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

Section 1.37                             “Financing Proceeds” means the net proceeds received by the Partnership in connection with any incurrence of Debt, after deducting all costs and expenses of the Partnership in connection with such incurrence.

Section 1.38                             “Foreclosure Event” means a lender’s acquisition of ownership of the Unit Collateral (or the cash or REIT Shares paid by the Partnership or the General Partner, as applicable, in the Redemption of such Unit Collateral) as a result of a foreclosure.

Section 1.39                             “Fundamental Event” has the meaning set forth in Section 8.6(d) hereof.

Section 1.40                             “GAAP” means generally accepted accounting principles in the United States, as in effect from time to time, consistently applied.

Section 1.41                             “General Partner” means NHP/PMB GP LLC, a Delaware limited liability company, and its permitted successors and assigns, as the general partner of the Partnership, in their capacities as such.

Section 1.42                             “General Partner Interest” means a Partnership Interest held by the General Partner in its capacity as general partner.

Section 1.43                             “Guaranteed Obligations” has the meaning set forth in Section 16.1 hereof.

Section 1.44                             “Incapacity” or “Incapacitated” means: (i) as to any individual Partner, death, total physical disability or entry by a court of competent jurisdiction adjudicating him incompetent to manage his Person or his estate; (ii) as to any corporation which is a Partner, the filing of a certificate of dissolution, or its equivalent, for the corporation or the revocation of its charter; (iii) as to any partnership which is a Partner, the dissolution and commencement of winding up the partnership; (iv) as to any estate which is a Partner, the distribution by the fiduciary of the estate’s entire interest in the Partnership; (v) as to any trustee of a trust which is a Partner, the termination of the trust (but not the substitution of a new trustee); or (vi) as to any Partner, the bankruptcy of such Partner. For purposes of this definition, bankruptcy of a Partner shall be deemed to have occurred when: (a) the Partner commences a voluntary proceeding seeking liquidation, reorganization or other relief under any bankruptcy, insolvency or other similar law now or hereafter in effect; (b) the Partner is adjudged as bankrupt or insolvent, or a final and non-appealable order for relief under any bankruptcy, insolvency or similar law now or hereafter in effect has been entered against the Partner; (c) the Partner executes and delivers a general assignment for the benefit of the Partner’s creditors; (d) the Partner files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against the Partner in any proceeding of the nature described in clause (b) above; (e) the Partner seeks, consents to or acquiesces in the appointment of a trustee, receiver or liquidator for the Partner or for all or any substantial part of the Partner’s properties; (f) any proceeding seeking liquidation, reorganization or other relief of or against such Partner under any bankruptcy, insolvency or other similar law now or hereafter in effect which has not been dismissed within one hundred twenty (120) days after the commencement thereof; (g) the appointment without the Partner’s consent or acquiescence of a trustee, receiver or liquidator which has not been vacated or stayed within ninety (90) days of such appointment; or (h) an appointment referred to in clause (g) which has been stayed is not vacated within ninety (90) days after the expiration of any such stay.

Section 1.45                             “IRS” means the Internal Revenue Service (or any successor governmental entity), which administers the internal revenue laws of the United States.

Section 1.46                             “Indemnitee” means (i) any Person made a party to a proceeding by reason of (a) his status as the General Partner, a Limited Partner, or as a director, officer, employee, manager, member, partner, agent, representative or Affiliate of the General Partner, or (b) his or its liabilities pursuant to a loan guarantee or otherwise for or as a result of any indebtedness or obligation of the Partnership or any Subsidiary of the Partnership (including, without limitation, any indebtedness or obligation which the Partnership or any Subsidiary of the Partnership has assumed or taken assets subject to, but excluding any obligation of the Partnership or any Subsidiary of the Partnership as a guarantor or in a similar capacity for Debts of Persons other than the Partnership and its Subsidiaries, including Debts of the General Partner, the Operating Partnership or NHP), and (ii) such other Persons (including Affiliates of the General Partner or the Partnership) as the General Partner may designate from time to time (whether before or after the event giving rise to potential liability).

Section 1.47                             “Limited Partner” means, at any time, any Person then named as a Limited Partner in the books and records of the Partnership, or any Substituted Limited Partner or Additional Limited Partner, in such Person’s capacity as a Limited Partner of the Partnership.

Section 1.48                             “Limited Partner Interest” means a Partnership Interest held by a Limited Partner.

Section 1.49                             “Liquidating Distribution Priority” means:

(a)                                 First, to the holders of Class A Partnership Units in accordance with their relative Preferred Return Shortfalls until the Preferred Return Shortfall for each such holder is zero;

(b)                                 Second, to the holders of Class A Partnership Units in an amount equal to the number of Class A Partnership Units held by such holders multiplied by the Market Value of a REIT Share as of the applicable Valuation Date, multiplied by the Adjustment Factor;

(c)                                  Third, to the holders of Class B Partnership Units in accordance with their relative Preferred Return Shortfalls until the Preferred Return Shortfall for each such holder is zero;

(d)                                 Fourth, to the holders of Class B Partnership Units in an amount equal to the number of Class B Partnership Units held by such holders multiplied by the Market Value of a REIT Share as of the applicable Valuation Date, multiplied by the Adjustment Factor; and

(e)                                  Fifth, (i) 1% to the holders of Class A Partnership Units, and (ii) 99% to the holders of Class B Partnership Units, in each case, in proportion to the total number of Partnership Units held by them.

Section 1.50                             “Liquidating Event” has the meaning set forth in Section 13.1.

Section 1.51                             “Liquidator” has the meaning set forth in Section 13.2.

Section 1.52                             “Make Whole Payment” has the meaning set forth in the Tax Protection Agreement.

Section 1.53                             “Margin Loan” means a loan for which a Partner has pledged its Partnership Interests in accordance with Section 11.3(a).

Section 1.54                             “Margin Loan Partner” means a Partner that has pledged its Partnership Interest as collateral or security for a Margin Loan.

Section 1.55                             “Market Value” means, on any Valuation Date, the average of the Closing Prices for the period of twenty (20) consecutive trading days ending on the fifth (5th) trading day immediately prior to such Valuation Date; provided, however, that in calculating such average, if the Adjustment Factor has changed at any time after the commencement of such period and on or prior to such Valuation Date, then the Closing Price on each trading day shall be divided by a fraction, the numerator of which is the Adjustment Factor in effect on such Valuation Date, and the denominator of which is the Adjustment Factor that was in effect on such trading day.

Section 1.56                             “Merger Agreement” has the meaning set forth in Section 14.4(a).

Section 1.57                             “Net Income” or “Net Loss” means, for any taxable period, an amount equal to the Partnership’s taxable income or loss for such year or period determined in accordance with Code Section 703(a) (for this purpose, all items of income, gain, loss, deduction or credit required to be stated separately pursuant to Code Section 703(a)(1) shall be included in taxable income or loss), with the following adjustments:

(a)                                 Any income of the Partnership that is exempt from federal income tax and not otherwise taken into account in computing Net Income or Net Loss pursuant to this definition of Net Income and Net Loss shall increase the amount of such income and/or decrease the amount of such loss;

(b)                                 Any expenditure of the Partnership described in Code Section 705(a)(2)(B) or treated as Code Section 705(a)(2)(B) expenditures pursuant to Regulations Section 1.704-1(b)(2)(iv)(i), and not otherwise taken into account in computing Net Income or Net Loss pursuant to this definition of Net Income and Net Loss, shall decrease the amount of such income and/or increase the amount of such loss;

(c)                                  Gain or loss resulting from any disposition of Partnership property where such gain or loss is recognized for federal income tax purposes shall be computed by reference to the Carrying Value of the Partnership assets disposed of, notwithstanding that the adjusted tax basis of such Partnership assets differs from its Carrying Value;

(d)                                 In lieu of the depreciation, amortization and other cost recovery deductions taken into account in computing such income or loss, there shall be taken into account Depreciation for such fiscal year or other period;

(e)                                  To the extent an adjustment to the adjusted tax basis of any asset included in Partnership assets pursuant to Code Section 734(b) or Code Section 743(b) is required pursuant to Regulations Section 1.704-1(b)(2)(iv)(m) to be taken into account in determining Capital Accounts as a result of a distribution other than in liquidation of a Partner’s Partnership Interest, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases the basis of the asset) from the disposition of the asset and shall be taken into account for the purposes of computing Net Income and Net Loss;

(f)                                   If the Carrying Value of any Partnership asset is adjusted in accordance with subparagraph (b) or subparagraph (c) of the definition of “Carrying Value” above, the amount of such adjustment shall be taken into account in the taxable year of such adjustment as gain or loss from the disposition of such asset for purposes of computing Net Income or Net Loss; and

(g)                                  Notwithstanding any other provision of this definition of Net Income and Net Loss, any items that are specially allocated pursuant to Exhibit B hereof shall not be taken into account in computing Net Income or Net Loss. The amounts of the items of Partnership income, gain, loss or deduction available to be specially allocated pursuant to Exhibit B hereof shall be determined by applying rules analogous to those set forth in this definition of Net Income and Net Loss.

Section 1.58                             “NHP” shall mean Nationwide Health Properties, LLC, a Delaware limited liability company (fka Nationwide Health Properties, Inc.), and any successor thereto.

Section 1.59                             “New REIT Shares” shall have the meaning set forth in Section 8.6(d).

Section 1.60                             “Nonrecourse Deductions” has the meaning set forth in Regulations Section 1.704-2(b)(1), and the amount of Nonrecourse Deductions for a Partnership taxable year shall be determined in accordance with the rules of Regulations Section 1.704-2(c).

Section 1.61                             “Nonrecourse Liability” has the meaning set forth in Regulations Sections 1.704-2(b)(3) and 1.752-1(a)(2).

Section 1.62                             “Operating Partnership” means NHP Operating Partnership, L.P., a Delaware limited partnership, and any successor thereto.

Section 1.63                             “Original Agreement” has the meaning set forth in the recitals hereof.

Section 1.64                             “Partner” means a General Partner or a Limited Partner, and “Partners” means the General Partner and the Limited Partners, collectively.

Section 1.65                             “Partner Minimum Gain” means an amount, with respect to each Partner Nonrecourse Debt, equal to the Partnership Minimum Gain that would result if such Partner Nonrecourse Debt were treated as a Nonrecourse Liability, determined in accordance with Regulations Section 1.704-2(i).

Section 1.66                             “Partner Nonrecourse Debt” has the meaning set forth in Regulations Section 1.704-2(b)(4).

Section 1.67                             “Partner Nonrecourse Deductions” has the meaning set forth in Regulations Section 1.704-2(i)(2), and the amount of Partner Nonrecourse Deductions with respect to a Partner Nonrecourse Debt for a Partnership taxable year shall be determined in accordance with the rules of Regulations Section 1.704-2(i)(2).

Section 1.68                             “Partnership” has meaning set forth in the recitals hereof.

Section 1.69                             “Partnership Distribution Date” means a date established by the General Partner for the payment of distributions of Available Cash pursuant to Section 5.1, which date shall be the same as the date established by VTR for the payment of ordinary dividends to holders of REIT Shares.

Section 1.70                             “Partnership Interest” means an ownership interest in the Partnership representing a fractional part of the Partnership Interests of all Partners, and includes any and all benefits to which the holder of such a Partnership Interest may be entitled, as provided in this Agreement, together with all obligations of such Person to comply with the terms and provisions of this Agreement. All Partnership Interests shall be expressed as a number of Partnership Units. A Partnership Interest shall be either a General Partner Interest or a Limited Partner Interest.

Section 1.71                             “Partnership Minimum Gain” has the meaning set forth in Regulations Section 1.704-2(b)(2), and the amount of Partnership Minimum Gain, as well as any net increase or decrease in a Partnership Minimum Gain, for a Partnership taxable year shall be determined in accordance with the rules of Regulations Section 1.704-2(d).

Section 1.72                             “Partnership Record Date” means a date established by the General Partner for the determination of Partners entitled to receive distributions of Available Cash pursuant to Section 5.1, which date shall be the same as the record date established by VTR for the payment of ordinary dividends to holders of REIT Shares.

Section 1.73                             “Partnership Representative” shall have the meaning set forth in Section 10.3(b).

Section 1.74                             “Partnership Unit” means a fractional, undivided share of the Partnership Interests of all Partners. Class A Partnership Units and Class B Partnership Units are Partnership Units.

Section 1.75                             “Partnership Year” means the fiscal year of the Partnership, which shall be the calendar year.

Section 1.76                             “Partnership’s Cash Flow Ratio” means, as of any date of determination, the ratio of (x) the aggregate amount of Available Cash for the period of the most recent four consecutive fiscal quarters ending at least 30 days prior to the date of such determination to (y) the Class A Preferred Return for such four fiscal quarters; provided, however, that:

(a)                                 if the Partnership or any Subsidiary has incurred any Debt since the beginning of such period that remains outstanding or if the transaction giving rise to the need to calculate the Partnership’s Cash Flow Ratio is an incurrence of Debt, or both, Available Cash and the Class A Preferred Return for such period shall be calculated after giving effect on a pro forma basis to such Debt as if such Debt had been incurred on the first day of such period;

(b)                                 if the Partnership or any Subsidiary has repaid, repurchased, defeased or otherwise discharged any Debt since the beginning of such period or if any Debt is to be repaid, repurchased, defeased or otherwise discharged on the date of the transaction giving rise to the need to calculate the Partnership’s Cash Flow Ratio, Available Cash and the Class A Preferred Return for such period shall be calculated on a pro forma basis as if such discharge had occurred on the first day of such period;

(c)                                  if since the beginning of such period the Partnership or any Subsidiary shall have disposed of any asset, Available Cash for such period shall be reduced by an amount equal to Available Cash (if positive) directly attributable to such assets for such period, or increased by an amount equal to Available Cash (if negative), directly attributable thereto for such period;

(d)                                 if since the beginning of such period the Partnership or any Subsidiary shall have made an acquisition of assets, including any acquisition of assets occurring in connection with a transaction requiring a calculation to be made hereunder, Available Cash for such period shall be calculated after giving pro forma effect thereto as if such acquisition had occurred on the first day of such period; and

(e)                                  unless both the first Business Day immediately prior to such period, and the last Business Day of such period are Partnership Record Dates, the Class A Preferred Return for such period shall be calculated for such period by interpolation of the increase in the Preferred Return Per Unit for the relevant periods.

For purposes of this definition, whenever pro forma effect is to be given to any transaction, the pro forma calculations shall be made in compliance with Article 11 of Regulation S-X, as determined in good faith by a responsible financial or accounting officer of the General Partner. If any Debt bears a floating rate of interest and is being given pro forma effect, the interest on such Debt shall be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period.

Section 1.77                             “Partnership’s Loan to Value Ratio” means, as of any date, the ratio of (i) the Consolidated Total Debt at such date, to (ii) the aggregate fair market value of all Properties of the Partnership and its consolidated Subsidiaries at such date, as reasonably and in good faith determined by the General Partner. In calculating the Partnership’s Loan to Value Ratio, the General Partner may rely on an opinion of an independent valuation firm.

Section 1.78                             “Percentage Interest” means, as to a Partner, at any time, its interest in the Partnership, as determined by dividing the Partnership Units then owned by such Partner by the total number of Partnership Units then outstanding, as then reflected in the books and records of the Partnership.

Section 1.79                             “Person” means an individual or a corporation, partnership, trust, limited liability company, unincorporated organization, association or other entity.

Section 1.80                             “Pipeline Agreement” means that certain Second Amended and Restated Pipeline Property Agreement, dated as of August 7, 2018, by and among NHP, the Partnership, PMB LLC, a California limited liability company, and PMB Real Estate Services LLC, a Delaware limited liability company, as the same may be amended, modified or supplemented from time to time in accordance with the terms thereof.

Section 1.81                             “Pipeline Properties” means the real properties or direct or indirect equity interests therein that the Partnership acquires in connection with any transactions contemplated by or consummated in connection with the Pipeline Agreement (or any agreements or instruments executed and delivered pursuant to the terms thereof) (each, a “Pipeline Property”).

Section 1.82                             “Plan of Conversion” has the meaning set forth in Section 14.4(a).

Section 1.83                             “PMB Sponsored Properties” shall mean medical office buildings or other similar properties developed, operated or owned (in whole or in part) by PMB LLC or its Affiliates and/or supported by the managing principals of PMB LLC for acquisition or contribution to the Partnership in a manner other than pursuant to the terms of the Pipeline Agreement. As used herein, “PMB Sponsored Properties” shall be deemed and construed to include, without limitation, (i) Los Alamitos Medical & Wellness Pavilion located at 3851 Katella Avenue, Los Alamitos, California, (ii) Arrowhead Physicians Plaza located at 18699 North 67th Ave, Glendale, Arizona, (iii) Lakeway Medical Plaza located at 200 Medical Parkway, Lakeway, Texas, and (iv) Center for Advanced Medicine B (Plaza at Washoe) located at 1500 East Second Street, Reno Nevada.

Section 1.84                             “Preferred Return Per Unit” means with respect to each Partnership Unit outstanding on a specified Partnership Record Date, an amount initially equal to zero, and increased cumulatively on each Partnership Record Date by an amount equal to the product of (i) the cash dividend per REIT Share declared by VTR for holders of REIT Shares on such Partnership Record Date, multiplied by (ii) the Applicable Percentage in effect on such Partnership Record Date, multiplied by (iii) the Adjustment Factor in effect on such Partnership Record Date; provided, however, that, for each Partnership Unit, the increase that shall occur in accordance with the foregoing on the first Partnership Record Date that occurs on or after the date on which such Partnership Unit was first issued shall be the foregoing product of (i), (ii) and (iii) above, multiplied by a fraction, the numerator of which shall be the number of days that such Partnership Unit was outstanding up to and including such first Partnership Record Date, and the denominator of which shall be the total number of days in the period from but excluding the immediately preceding Partnership Record Date (or, if none, the Effective Date) to and including such first Partnership Record Date; provided, further, that the Preferred Return Per Unit may be calculated differently pursuant to Section 8.6(d) if a Fundamental Event occurs. If VTR declares a dividend on its outstanding REIT Shares in which holders of REIT Shares may elect to receive all or a portion of such dividend in cash, additional REIT Shares, or a combination thereof, then, for purposes of this definition, the “cash dividend per REIT Share” shall be deemed to equal the quotient obtained by dividing (x) the aggregate amount of cash paid by VTR to holders of outstanding REIT Shares in such dividend, by (y) the aggregate number of REIT Shares outstanding as of the close of business on the record date for such dividend.

Section 1.85                             “Preferred Return Shortfall” means, for any holder of Partnership Units, the amount (if any) by which (i) the Preferred Return Per Unit with respect to all Partnership Units held by such holder exceeds (ii) the aggregate amount previously distributed with respect to such Partnership Units pursuant to (a) Section 5.1(a) and Section 5.4(a) hereof with respect to the Class A Partnership Units, or (b) Section 5.1(b) and Section 5.4(b) hereof with respect to the Class B Partnership Units.

Section 1.86                             “Preferred Return Shortfall Per Unit” means, for any holder of Partnership Units, an amount equal to the quotient of (i) such holder’s Preferred Return Shortfall, divided by (ii) the number of Partnership Units held by such holder immediately prior to the day on which such holder delivers a notice of Redemption pursuant to Section 8.6 hereof.

Section 1.87                             “Properties” means, any assets or properties of the Partnership and its Subsidiaries such as, but not limited to, interests in real property (including the Real Properties, Pipeline Properties,

PMB Sponsored Properties and any Successor Properties) and personal property, including, without limitation, fee interests, interests in ground leases, interests in limited liability companies, joint ventures or partnerships, interests in mortgages, and Debt instruments as the Partnership or its Subsidiaries may hold from time to time.

Section 1.88                             “Real Properties” means the real properties the Partnership acquires in connection with the transactions consummated pursuant to the Contribution Agreement (each, a “Real Property”).

Section 1.89                             “Recapture Income” means any gain recognized by the Partnership upon the disposition of any property or asset of the Partnership, which gain is characterized as ordinary income because it represents the recapture of deductions previously taken with respect to such property or asset.

Section 1.90                             “Redemption” has the meaning set forth in Section 8.6 hereof.

Section 1.91                             “Redemption Price” has the meaning set forth in Section 8.6 hereof.

Section 1.92                             “Redemption Right” has the meaning set forth in Section 8.6 hereof.

Section 1.93                             “Reference Group” means, as of any date, HCP, Inc. and Welltower Inc.; provided, however, that if the shares of common stock of either of those companies ceases to be traded on a national securities exchange on such date, then the “Reference Group” shall mean the companies included in the FTSE NAREIT Equity Health Care Index; provided, further, that if such index no longer exists, the “Reference Group” shall mean the companies in the MSCI REIT Index; and provided, further, that if the MSCI REIT Index no longer exists, the “Reference Group” shall mean a group of companies selected in good faith by the General Partner and approved by the Consent of Class A Limited Partners.

Section 1.94                             “Registration Rights Agreement” means the Registration Rights Agreement, dated as of April 1, 2008, by and among VTR, as successor to NHP, and the Limited Partners from time to time party thereto.

Section 1.95                             “Regulations” means the Income Tax Regulations promulgated under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).

Section 1.96                             “REIT” means a real estate investment trust under Section 856 of the Code.

Section 1.97                             “REIT Share” means a share of common stock of VTR, par value $0.25 per share.

Section 1.98                             “REIT Shares Amount” means a number of REIT Shares equal to the sum of (a) the product of (i) the number of Class A Partnership Units tendered for Redemption pursuant to Section 8.6 hereof and (ii) the Adjustment Factor plus (b) the quotient of (i) the product of (x) the number of Class A Partnership Units tendered for Redemption pursuant to such Section 8.6 and (y) Preferred Return Shortfall Per Unit divided by (ii) the Market Value of a REIT Share as of the applicable Valuation Date.

Section 1.99                             “Revised Partnership Audit Procedures” “ shall mean the provisions of Subchapter C of Chapter 63 of the Code (Sections 6621 through 6241 of the Code together with any subsequent amendments thereto) and the Treasury Regulations promulgated thereunder (whether proposed, temporary or final), including any subsequent amendments, successor provisions, published administrative interpretations thereof, or other guidance thereunder, and any similar procedures established by a state, local, or non-U.S. taxing authority.

Section 1.100                      “Rights” means rights, options, warrants or convertible or exchangeable securities entitling VTR’s shareholders to subscribe for or purchase REIT Shares, or any other securities or property.

Section 1.101                      “SEC” means the Securities and Exchange Commission.

Section 1.102                      “Share Price Index” means, as of any date, the average of the closing prices of the shares of common stock of each of the companies in the Reference Group (on the principal securities exchange on which each such share is listed) for the period consisting of twenty (20) consecutive trading days ending on such date; provided, however, that if any event occurs during such period with respect to any shares of common stock included in the Reference Group that would unfairly distort the Share Price Index, including, without limitation, a stock dividend, stock split, share combination or other event that, if applicable to the REIT Shares would result in an adjustment to the Adjustment Factor, then the General Partner shall make an appropriate adjustment to the relevant closing price of such shares in a manner consistent with the adjustments provided for herein with respect to the Adjustment Factor.

Section 1.103                      “Subsidiary” means, with respect to any Person, (i) any corporation, limited liability company, partnership or other entity of which a majority of the voting power of the voting equity securities, or a majority of the outstanding equity interests, is owned, directly or indirectly, by such Person, (ii) any limited partnership for which such Person acts as general partner, (iii) any limited liability company for which such Person acts as manager or managing member, (iv) any other Person that would be deemed a “subsidiary” of such Person in accordance with GAAP, and (v) any Person that is a Subsidiary of a Person described in any of the foregoing clauses (i) through (iv).

Section 1.104                      “Substituted Limited Partner” means a Person who is admitted to the Partnership as a Limited Partner pursuant to Section 11.4.

Section 1.105                      “Successor Properties” means real properties acquired by the Partnership in connection with a Tax-Free Disposition of any Real Property, Pipeline Property, PMB Sponsored Property or other Successor Property (each, a “Successor Property”).

Section 1.106                      “Tax-Free Disposition” means the disposition of Property in a transaction that is not subject to tax under the Code, including, without limitation, by virtue of the provisions of Section 1031 of the Code.

Section 1.107                      “Tax Matters Partner” shall have the meaning set forth in Section 10.3(a).

Section 1.108                      “Tax Protection Agreement” means the Tax Protection Agreement, dated as of April 1, 2008, by and among NHP, the Partnership and each OP Unit Recipient (as defined therein), as amended, modified or supplemented from time to time.

Section 1.109                      “TEFRA Partnership Audit Rules” shall mean the provisions contained in Subchapter C of Chapter 63 of the Code, as originally enacted in 1982 and amended prior to enactment of the Bipartisan Budget Act of 2015.

Section 1.110                      “Terminating Capital Transaction” means any sale, transfer or other disposition of all or substantially all of the assets of the Partnership or a related series of transactions that, taken together, result in the sale or other disposition of all or substantially all of the assets of the Partnership.

Section 1.111                      “Transfer Date” has the meaning set forth in Section 8.6(a) hereof.

Section 1.112                      “Unit Collateral” means the Partnership Interests pledged by a Margin Loan Partner as collateral or security for a Margin Loan.

Section 1.113                      “Valuation Date” means (a) in the case of a tender of a Class A Partnership Unit for Redemption, the date of the receipt by the General Partner of a valid Redemption notice with respect to those Class A Partnership Units pursuant to Section 8.6 hereof or, if such date is not a Business Day, the immediately preceding Business Day, or (b) in any other case, the date specified in this Agreement or, if such date is not a Business Day, the immediately preceding Business Day.

Section 1.114                      “VTR” means Ventas, Inc., a Delaware corporation.

Section 1.115                      “704(c) Value” of any Contributed Property means the value of such property set forth in the books and records of the Partnership, or if no value is set forth in the books and records of the Partnership, the fair market value of such property or other consideration at the time of contribution, as mutually determined by the General Partner and the contributing Partner; provided, however, any property deemed contributed by the Partnership to a new partnership that is treated as a continuation of the Partnership for federal income tax purposes upon a termination of the Partnership pursuant to Section 708(b)(1)(B) of the Code shall have the same 704(c) Value that it had, and shall be subject to the same allocation method for eliminating Book-Tax Disparities that was utilized with respect to such property, immediately prior to such deemed contribution.

ARTICLE II

ORGANIZATIONAL MATTERS

Section 2.1                                    Organization

The Partnership is a limited partnership organized pursuant to the provisions of the Act and upon the terms and conditions set forth in this Agreement. Except as expressly provided herein to the contrary, the rights and obligations of the Partners and the administration and termination of the Partnership shall be governed by the Act. The Partnership Interest of each Partner shall be personal property for all purposes. This Agreement shall govern the Partnership and be effective from and after the Effective Date.

Section 2.2                                    Name

The name of the Partnership shall be NHP/PMB L.P. The Partnership’s business may be conducted under any other name or names deemed advisable by the General Partner. The words “Limited Partnership,” “L.P.,” “Ltd.” or similar words or letters shall be included in the Partnership’s name where necessary for the purpose of complying with the laws of any jurisdiction that so requires. The General Partner in its sole and absolute discretion may change the name of the Partnership at any time and from time to time, and shall notify the Limited Partners of such change in the next regular communication to the Limited Partners.

Section 2.3                                    Registered Office and Agent; Principal Office

The address of the registered office of the Partnership in the State of Delaware and the name and address of the registered agent for service of process on the Partnership in the State of Delaware is The Corporation Trust Company, 1209 Orange Street, Wilmington, Delaware 19801. The principal office of the Partnership shall be c/o Nationwide Health Properties, Inc., 610 Newport Center Drive, Suite 1150, Newport Beach, California 92660, or such other place as the General Partner may from time to time designate by notice to the Limited Partners. The Partnership may maintain offices at such other place or places within or outside the State of Delaware as the General Partner deems advisable.

Section 2.4                                    Power of Attorney

(a)                                 Each Limited Partner and each Assignee hereby constitutes and appoints the General Partner, any Liquidator, and authorized officers and attorneys-in-fact of each, and each of those acting singly, in each case with full power of substitution, as its true and lawful agent and attorney-in-fact, with full power and authority in its name, place and stead to: (1) execute, swear to, acknowledge, deliver, file and record in the appropriate public offices: (a) all certificates, documents and other instruments (including, without limitation, this Agreement and the Certificate and all amendments or restatement thereof) that the General Partner or the Liquidator deems appropriate or necessary to form, qualify or continue the existence or qualification of the Partnership as a limited partnership (or a partnership in which the Limited Partners have limited liability) in the State of Delaware and in all other jurisdictions in which the Partnership may or plans to conduct business or own property; (b) all instruments that the General Partner deems appropriate or necessary to reflect any amendment, change, modification or restatement of this Agreement in accordance with the terms hereof; (c) all conveyances and other instruments or documents that the General Partner or the Liquidator, deems appropriate or necessary to reflect the dissolution and liquidation of the Partnership pursuant to the terms of this Agreement, including, without limitation, a certificate of cancellation; (d) all instruments relating to the admission, withdrawal, removal or substitution of any Partner pursuant to, or other events described in and in accordance with, Article XI, XII or XIII hereof or the Capital Contribution of any Partner; and (e) any and all financing statements, continuation statements and other documents necessary or desirable to create, perfect, continue or validate the security interest granted by a Limited Partner pursuant to Section 10.5 of this Agreement or to exercise or enforce the Partnership’s rights with respect to such security interest; and (2) execute, swear to, seal, acknowledge and file all ballots, consents, approvals, waivers, certificates and other instruments appropriate or necessary, in the reasonable discretion of the General Partner or any Liquidator, to make, evidence, give, confirm or ratify any vote, consent, approval, agreement or other action which is made or given by the Partners hereunder or is consistent with the terms of this Agreement or appropriate or necessary to effectuate the terms or intent of this Agreement. Nothing contained herein shall be construed as authorizing the General Partner or any Liquidator to amend this Agreement except in accordance with Article XIV hereof or as may be otherwise expressly provided for in this Agreement or in the Act.

(b)                                 The foregoing power of attorney is irrevocable and a power coupled with an interest, in recognition of the fact that each of the Partners will be relying upon the power of the General Partner and any Liquidator to act as contemplated by this Agreement in any filing or other action by it on behalf of the Partnership, and it shall survive and not be affected by the subsequent Incapacity of any Limited Partner or Assignee and the transfer of all or any portion of such Limited Partner’s or Assignee’s Partnership Units and shall extend to such Limited Partner’s or Assignee’s heirs, successors, assigns and personal representatives. Each such Limited Partner or Assignee hereby agrees to be bound by any representation made by the General Partner or any Liquidator, acting pursuant to such power of attorney, and each such Limited Partner or Assignee hereby waives any and all defenses which may be available to contest, negate or disaffirm the action of the General Partner or any Liquidator, taken under such power of attorney in accordance with the provisions of this Agreement. Each Limited Partner or Assignee shall execute and deliver to the General Partner or the Liquidator, within fifteen (15) days after receipt of the General Partner’s or Liquidator’s request therefor, such further designation, powers of attorney and other instruments not inconsistent herewith as the General Partner or the Liquidator, as the case may be, deems necessary to effectuate this Agreement and the purposes of the Partnership.

Section 2.5                                    Term

The term of the Partnership commenced on the Effective Date, and shall continue until the Partnership is dissolved pursuant to the provisions of Article XIII or as otherwise provided by law.

ARTICLE III

PURPOSE

Section 3.1                                    Purpose and Business

The sole purpose and nature of the business to be conducted by the Partnership is: (i) to acquire, own, manage, operate, repair, renovate, maintain, improve, expand, redevelop, finance, encumber, sell, lease, hold for appreciation, or otherwise dispose of, in accordance with the terms of this Agreement, the Properties and any other Properties acquired by the Partnership, and to invest and ultimately distribute funds, including, without limitation, funds obtained from owning or otherwise operating the Properties and any other Properties acquired by the Partnership and the proceeds from the sale or other disposition of the Properties and any other Properties acquired by the Partnership, all in the manner permitted by this Agreement; (ii) to enter into any partnership, joint venture or other similar arrangement to engage in any of the foregoing or to own interests in any entity engaged in any of the foregoing, all in the manner permitted by this Agreement; and (iii) to do anything necessary or incidental to the foregoing.

Section 3.2                                    Powers

The Partnership is empowered to do any and all acts and things necessary, appropriate, proper, advisable, incidental to or convenient for the furtherance and accomplishment of the purposes and business described herein and for the protection and benefit of the Partnership, as determined by the General Partner from time to time in reasonable discretion; including, without limitation, full power and authority, directly or through its ownership interest in other entities, to enter into, perform and carry out contracts of any kind, borrow money and issue evidences of indebtedness, whether or not secured by mortgage, deed of trust, pledge or other lien, acquire, own, manage, improve and develop real property, and lease, sell, transfer and dispose of real property; provided, however, that the General Partner may cause the Partnership to take any action to avoid a result that, or refrain from taking any action that, in the reasonable judgment of the General Partner: (i) could adversely affect the ability of VTR to continue to qualify as a REIT; (ii) could subject the General Partner or VTR to any additional taxes under Section 857 or Section 4981 of the Code; or (iii) could violate any law or regulation of any governmental body or agency having jurisdiction over the General Partner, VTR or their respective securities; provided, further, however, that if any action (or in action) proposed to be taken by the General Partner to avoid the consequences referred to in clauses (i), (ii) or (iii) of the preceding proviso would (A) have a detrimental effect on the distributions and allocations to the Limited Partners pursuant to Articles V, VI or XIII, (B) impair the obligations of the Partnership or the rights of the Limited Partners under the Tax Protection Agreement, or (C) would alter or modify the restrictions on the transfer of the General Partner Interest under Section 11.2, then the General Partner shall not take such action (or fail to take such action) unless (1) such action (or inaction) shall have received the Consent of Class A Limited Partners or (2) the General Partner has received advice of a nationally recognized law firm to the effect that the failure to take such action (or inaction) poses a material risk of the occurrence of the consequences referred to in clauses (i), (ii) or (iii) of the preceding provision; provided further, that in such event, the Partnership shall indemnify the Class A Limited Partners for any damages suffered by such Partners, including, without limitation, the payment of any amounts provided under the Tax Protection Agreement.

Section 3.3                                    Specified Purposes

This Agreement shall not be deemed to create a partnership or joint venture between or among the Partners with respect to any activities whatsoever other than the activities within the purposes of the Partnership as specified in Section 3.1 hereof. Except as otherwise provided in this Agreement, no Limited Partner in its capacity as a Limited Partner hereunder shall have any authority to act for, bind, commit or assume any obligation or responsibility on behalf of the Partnership, its properties or any other Partner. No Partner, in its capacity as a Partner under this Agreement, shall be responsible or liable for any indebtedness or obligation of another Partner, nor shall the Partnership be responsible or liable for any indebtedness or obligation of any Partner, incurred either before or after the execution and delivery of this Agreement by such Partner, except as to those responsibilities, liabilities, indebtedness or obligations incurred pursuant to and as limited by the terms of this Agreement and the Act.

Section 3.4                                    Representations and Warranties by the Partners; Disclaimer of Certain Representations

(a)                                 Each Partner that is an individual (including, without limitation, each Additional Partner or Substituted Partner as a condition to becoming an Additional Partner or a Substituted Partner) represents and warrants to the Partnership, the General Partner and each other Partner that (i) such Partner has the legal capacity to enter into this Agreement and perform such Partner’s obligations hereunder, (ii) the consummation of the transactions contemplated by this Agreement to be performed by such Partner will not result in a breach or violation of, or a default under, any material agreement by which such Partner or any of such Partner’s property is bound, or any statute, regulation, order or other law to which such Partner is subject, (iii) such Partner is neither a “foreign person” within the meaning of Code Section 1445(f) nor a “foreign partner” within the meaning of Code Section 1446(e), and (iv) this Agreement is binding upon, and enforceable against, such Partner in accordance with its terms.

(b)                                 Each Partner that is not an individual (including, without limitation, each Additional Partner or Substituted Partner as a condition to becoming an Additional Partner or a Substituted Partner) represents and warrants to the Partnership, the General Partner and each other Partner that (i) all transactions contemplated by this Agreement to be performed by it have been duly authorized by all necessary action, including, without limitation, that of its general partner(s) (or, if there is no general partner, a majority in interest of all partners), committee(s), trustee(s), manager(s), beneficiaries, directors and shareholder(s), as the case may be, as required, (ii) the consummation of such transactions will not result in a breach or violation of, or a default under, its partnership or operating agreement, trust agreement, charter or bylaws, as the case may be, any material agreement by which such Partner or any of such Partner’s properties or any of its partners, members, beneficiaries, trustees or shareholders, as the case may be, is or are bound, or any statute, regulation, order or other law to which such Partner or any of its partners, Partners, trustees, beneficiaries or shareholders, as the case may be, is or are subject, (iii) such Partner is neither a “foreign person” within the meaning of Code Section 1445(f) nor a “foreign partner” within the meaning of Code Section 1446(e), and (iv) this Agreement is binding upon, and enforceable against, such Partner in accordance with its terms.

(c)                                  Each Partner (including, without limitation, each Additional Partner or Substituted Partner as a condition to becoming an Additional Partner or a Substituted Partner) represents, warrants and agrees that it has acquired and continues to hold its interest in the Partnership for its own account for investment only and not for the purpose of, or with a view toward, the resale or distribution of all or any part thereof, nor with a view toward selling or otherwise distributing such interest or any part thereof at any particular time or under any predetermined circumstances. Each Partner further represents and warrants that it is a sophisticated investor, able and accustomed to handling sophisticated financial matters for itself, particularly real estate investments, and that it has a sufficiently high net worth that it does not anticipate a need for the funds that it has invested in the Partnership in what it understands to be a highly speculative and illiquid investment.

(d)                                 The representations and warranties contained in Sections 3.4(a), (b) and (c) hereof shall survive the execution and delivery of this Agreement by each Partner (and, in the case of an Additional Partner or a Substituted Partner, the admission of such Additional Partner or Substituted Partner as a Partner in the Partnership), and the dissolution, liquidation and termination of the Partnership.

(e)                                  Each Partner (including, without limitation, each Additional Partner or Substituted Partner as a condition to becoming an Additional Partner or a Substituted Partner) hereby represents that it has had the opportunity to consult with its legal counsel and tax advisor in connection with, and acknowledges that no representations as to potential profit, tax consequences of any sort (including, without limitation, the tax consequences resulting from forming or operating the Partnership, conducting the business of the Partnership, executing this Agreement, consummating the transaction provided for in or contemplated by the Contribution Agreement, making a Capital Contribution, being admitted to the Partnership, receiving or not receiving distributions from the Partnership, redeeming Partnership Units or being allocated Net Income or Net Loss, cash flows, funds from operations or yield, if any, in respect of the Partnership, such Partner or the General Partner) have been made by the Partnership, any Partner or any employee or representative or Affiliate of the Partnership or any Partner, and that projections and any other information, including, without limitation, financial and descriptive information and documentation, that may have been in any manner submitted to such Partner shall not constitute any representation or warranty of any kind or nature, express or implied; provided that the foregoing shall not qualify, limit or otherwise affect any express representation or warranty given by any Partner in any agreement executed by such Partner.

ARTICLE IV

CAPITAL CONTRIBUTIONS

Section 4.1                                    Capital Contributions of the Partners

(a)                                 Generally. On or after the Effective Date, the Partners and other Persons who are to become Additional Limited Partners pursuant to the Contribution Agreement, the Pipeline Agreement or any other acquisition or contribution agreement executed by the Partnership in connection with any PMB Sponsored Properties may contribute assets to the Partnership pursuant to either such agreement and, upon making such contributions, such other Persons shall be admitted as Additional Limited Partners. In connection with this Agreement, the Carrying Values of the Partnership’s Properties have been adjusted to reflect their respective fair market values and the Capital Accounts of the Partners shall reflect their respective contributions, and such amounts shall be represented by Partnership Units reflected in the books and records of the Partnership. The General Partner shall maintain or cause to be maintained, in the books and records of the Partnership, an accurate list of the Limited Partners and their respective holdings of Partnership Units, which list shall be updated from time to time by the General Partner to the extent necessary to accurately reflect any issuance, transfer or redemption of Partnership Units, any additional Capital Contributions, or other events having an effect on any Partner’s Percentage Interest in accordance with the terms of this Agreement. The number of Partnership Units held by the General Partner, in its capacity as general partner, shall be deemed to be the General Partner Interest. Except as required by law, as expressly provided in this Article IV, Section 10.5, the Contribution Agreement or the Pipeline Agreement, no Partner, including, without limitation, the General Partner, shall have any obligation whatsoever to or be permitted to make any additional or further Capital Contributions, loans, or advances of any kind to the Partnership, or to in any way finance the operation of the Partnership, the distributions to Partners or any of the Debt or other obligations of the Partnership.

(b)                                 No Interest; No Return. No Partner shall be entitled to interest on any Capital Contribution or such Partner’s Capital Account. Except as otherwise provided herein or required by law, the Capital Contribution of each Partner will be returned to that Partner only in the manner and to the extent provided in Article V and Article XIII hereof, and no Partner may withdraw from the Partnership or otherwise have any right to demand or receive the return of its Capital Contribution to the Partnership, except as specifically provided herein or required by law. Under circumstances requiring a return of any Capital Contribution, no Partner shall have the right to receive property other than cash, except as specifically provided herein or required by law. The General Partner shall not be liable for the return of any portion of the Capital Contribution of any Limited Partner, and the return of such Capital Contributions shall be made solely from Partnership assets.

(c)                                  Timing of Additional Capital Contributions. If additional Capital Contributions are made by any Partners on any day other than the first day of a Fiscal Year, then Net Income, Net Loss, each item thereof and all other items of income, gain, loss, deduction and credit allocable among Partners for such Fiscal Year, if necessary, shall be allocated among such Partners by taking into account their varying interests during the Fiscal Year in accordance with Code Section 706(d), using the “interim closing of the books” method or such other permissible method as reasonably determined by the General Partner.

Section 4.2                                    Additional Limited Partners

The General Partner is authorized to admit one or more Additional Limited Partners to the Partnership from time to time, in accordance with and subject to the provisions of Section 12.2 hereof, on terms and conditions and for such Capital Contributions as may be established by the General Partner in its reasonable discretion. Except as expressly set forth in Section 12.2, the Consent of the Class A Limited Partners shall be required in connection with the admission of any Additional Limited Partners. The provisions of Section 12.2 shall also govern the acquisition by the Partnership in the future of additional Properties by means of Capital Contributions by other Persons, which Capital Contributions shall be set forth in the books and records of the Partnership. As a condition to being admitted to the Partnership, each Additional Limited Partner shall execute an agreement to be bound by the terms and conditions of this Agreement in form and substance reasonably acceptable to the General Partner.

Section 4.3                                    Partnership Units

(a)                                 Generally. Partnership Interests shall be represented by Partnership Units. Initially, all Partnership Units shall be designated as either “Class A Partnership Units” (“Class A Partnership Units”) or “Class B Partnership Units” (“Class B Partnership Units”). Except as expressly provided herein, Class A Partnership Units and Class B Partnership Units shall entitle the holders thereof to equal rights under this Agreement. The number of Partnership Units of each class held by each Partner and the total number outstanding are set forth in the books and records of the Partnership. Subject to the provisions of Section 15.17, the ownership of Partnership Units shall be evidenced by such form of certificate for units as the General Partner adopts from time to time, which certificate may be imprinted with a legend setting forth such restrictions placed on the Partnership Units as specified in this Agreement and such restrictions will be binding upon all holders of the certificate along with the terms and conditions set forth in this Agreement. Notwithstanding anything to the contrary in this Agreement, any Partnership Units issued to the General Partner, the Operating Partnership or any Affiliate of the General Partner shall be Class B Partnership Units, and any Partnership Units acquired by the General Partner, the Operating Partnership or any Affiliate of the General Partner from any Limited Partner, pursuant to a Redemption pursuant to Section 8.6 hereof or otherwise, shall automatically be converted from a Class A Partnership Unit to a Class B Partnership Unit.

(b)                                 Additional Partnership Units. Subject to the terms and conditions of Section 4.2, Section 4.3(a), Section 4.3(c), and Section 12.2 hereof, the General Partner is hereby authorized to cause the Partnership from time to time to issue to the Partners (including the General Partner) or other Persons (i) Class A

Partnership Units or Class B Partnership Units, or (ii) additional Partnership Units in one or more new classes or series, with such designations, preferences and relative, participating, optional or other special rights, powers and duties, including, rights, powers and duties senior to the Limited Partners, approved by the Consent of the Class A Limited Partners. No Person, including, without limitation, any Partner or Assignee, shall have any preemptive, preferential, participation or similar right or rights to subscribe for or acquire any Partnership Units.

(c)                                  Issuances to the General Partner and its Affiliates.

(i)                                     Without the Consent of Class A Limited Partners, except as permitted pursuant to the provisions of Section 4.3(c)(ii) hereof, no additional Partnership Units shall be issued to the General Partner, the Operating Partnership or to an Affiliate of the General Partner, unless (x) such Partnership Units are Class B Partnership Units, and (y) the additional Partnership Units are issued for a fair economic consideration. Class B Partnership Units will be deemed to be issued for a fair economic consideration if (1) at any time within ninety (90) days prior to the issuance, the General Partner obtains a determination by an independent investment banker or financial advisor that the consideration paid or proposed to be paid by the General Partner, the Operating Partnership or its Affiliate in this regard is a fair economic consideration, or is otherwise fair from a financial point of view, to the Partnership, or (2) in connection with any Capital Contribution to the Partnership in cash, the General Partner, the Operating Partnership or its Affiliate receives, in exchange therefor, a number of Class B Partnership Units equal to the amount of such cash, divided by the Market Value of a REIT Share as of the date of such contribution.

(ii)                                  In order to provide funds or other assets to the Partnership in connection with or relating to any closing under the Contribution Agreement, the Pipeline Agreement or any other acquisition or contribution agreement executed by the Partnership in connection with any PMB Sponsored Properties, or to otherwise make any payments required to be made by the Partnership pursuant to the Contribution Agreement, the Pipeline Agreement or any other acquisition or contribution agreement executed by the Partnership in connection with any PMB Sponsored Properties, the General Partner, the Operating Partnership or any Affiliate of the General Partner may make a Capital Contribution to the Partnership in cash, or, to the extent expressly provided for under the Contribution Agreement, the Pipeline Agreement or such other acquisition or contribution agreement executed by the Partnership in connection with any PMB Sponsored Properties, in the form of cash equivalents or Contributed Property, and shall receive, in exchange therefor, a number of Class B Partnership Units equal to (A) the amount of such cash, (B) the value of such cash equivalents, or (C) the Agreed Value of any Contributed Property, in any such case, divided by the applicable price of a REIT Share used to determine the number of Class A Partnership Units issued at, in connection with or relating to such closing, or such other price as may be specified in the Contribution Agreement, the Pipeline Agreement or such other acquisition or contribution agreement executed by the Partnership in connection with any PMB Sponsored Properties, as the case may be.

Section 4.4                                    Loans

(a)                                 Generally. Subject to Section 7.3 hereof, the Partnership may incur or assume Debt, enter into other similar credit, guarantee, financing (including, without limitation, the encumbrance of the Partnership assets for the Debt of the General Partner and/or Affiliates of the General Partner pursuant to so-called cross-collateralized loans, or otherwise) or refinancing arrangements, repay or prepay Debt, for any purpose (including, without limitation, in connection with any further acquisition of Properties from any Person), upon such terms as the General Partner determines appropriate.

(b)                                 General Partner Loans. Subject to Section 7.3 hereof, the General Partner and its Affiliates shall have the right, but not the obligation, to make loans and advances to the Partnership, whether secured or unsecured, and shall be treated as a third party lender to the Partnership (with all attendant rights, privileges, and remedies) to the extent that it does so. Loans and advances, if any, funded by the General Partner or its Affiliates shall be on commercially competitive terms, comparable to similar loans and advances made by unrelated third party institutional lenders; and, if institutional lenders would not regularly make such loans or advances, then terms for a comparable loan or advance described by any unrelated third party loan broker upon request by the General Partner shall be presumed to be commercially competitive and comparable to similar loans and advances made by unrelated third parties for purposes of this Agreement.

ARTICLE V

DISTRIBUTIONS

Section 5.1                                    Distributions of Available Cash

On each Partnership Distribution Date, the General Partner shall cause the Partnership to distribute to the Persons who were Partners on the relevant Partnership Record Date an amount equal to the Available Cash (if any) generated by the Partnership during the calendar quarter that ended immediately prior to such Partnership Record Date, as follows:

(a)                                 First, to the holders of Class A Partnership Units in accordance with each such holder’s Preferred Return Per Unit with respect to all Partnership Units held by such holder, less the aggregate amount previously distributed with respect to such holder’s Partnership Units pursuant to this Section 5.1(a); and

(b)                                 Second, (i) 1% to the holders of Class A Partnership Units, and (ii) 99% to the holders of Class B Partnership Units, in each case, allocated among the holders of such Partnership Units in accordance with the number of Effective Partnership Units (as defined below) held by them. “Effective Partnership Units” shall mean the weighted average number of Partnership Units outstanding during the calendar quarter that ended immediately prior to such Partnership Record Date, calculated by multiplying each Partnership Unit that was outstanding for any part of such quarter by a fraction, the numerator of which is the number of days during such quarter that such Partnership Unit was outstanding, and the denominator of which is the total number of days in such quarter.

Section 5.2                                    Amounts Withheld

All amounts withheld pursuant to the Code or any provisions of any state or local tax law and Section 10.5 hereof with respect to any allocation, payment or distribution to the holders of Partnership Units shall be treated as amounts paid or distributed to such holders of Partnership Units pursuant to Article V for all purposes under this Agreement.

Section 5.3                                    Distributions Upon Liquidation

Proceeds received from a Terminating Capital Transaction and any other cash received or reductions in reserves made after commencement of the liquidation of the Partnership shall be distributed to the Partners in accordance with Section 13.2.

Section 5.4                                    Distributions of Disposition Proceeds and Financing Proceeds

In the event of either (i) a taxable disposition of any of the Properties (other than as part of a Terminating Capital Transaction) or (ii) an incurrence of Debt, the General Partner shall cause the Partnership to (x) reinvest the Disposition Proceeds or the Financing Proceeds therefrom (including loaning such proceeds to VTR or an Affiliate of VTR (provided that any such loan is guaranteed by VTR) at an interest rate that is the same as the interest rate then in effect under VTR’s then existing credit facility and otherwise on market terms), to the extent the General Partner elects to do so and in the amount determined by the General Partner to be appropriate (and to hold such proceeds in an interest bearing account pending such reinvestment), and (y) distribute the balance of such Disposition Proceeds or Financing Proceeds not so reinvested, as follows:

(a)                                 First, to the holders of Class A Partnership Units in accordance with their relative Preferred Return Shortfalls until the Preferred Return Shortfall for each such holder is zero;

(b)                                 Second, to the holders of Class B Partnership Units in accordance with their Preferred Return Shortfalls until the Preferred Return Shortfall for each such holder is zero; and

(c)                                  Third, (i) 1% to the holders of Class A Partnership Units, and (ii) 99% to the holders of the Class B Partnership Units, in each case, in proportion to the number of Partnership Units held by them.

Section 5.5                                    Distributions in Kind

No right is given to any Partner to demand and receive property other than cash. The General Partner may determine, with the Consent of the Class A Limited Partners, to make a distribution in kind to the holders of Partnership Units of Partnership assets, and such assets shall be distributed in such a fashion as to ensure that the fair market value is distributed and allocated in accordance with Articles V and VI hereof. The fair market value of any Property distributed in kind shall be determined by the General Partner with the Consent of the Class A Limited Partners.

Section 5.6                                    Calculation of Distributions

In calculating all distributions payable to any holders of Partnership Units, the General Partner shall round the amount per unit to the nearest whole cent ($0.01), with one-half cent rounded upward.

ARTICLE VI

ALLOCATIONS

Section 6.1                                    Allocations of Net Income and Net Loss

Net Income and Net Loss of the Partnership shall be determined and allocated with respect to each taxable year or other period of the Partnership as of the end of such year or period. Except as otherwise provided in this Article VI or in Exhibit C of this Agreement (a) to the extent possible, any items of income, gain, loss or deduction that are allocated pursuant to Section 6.1(a)(i)(B) shall be of the same character as the items of Net Loss being offset; (b) an allocation to a Partner of a share of Net Income under Section 6.1(a)(i)(A) and (C) shall be treated as (i) first an allocation of items of income, gain, loss or deduction that are taken into account in computing Net Income other than such items relating to or generated by a taxable disposition of any Property, and (ii) second (if necessary) as an allocation of items of income, gain, loss or deduction that are taken into account in computing Net Income that are related to or generated by a taxable disposition of any Property; (c) subject to the foregoing, an allocation to a Partner of a share of Net Income or Net Loss (or such portion of Net Income as described above) shall be treated as the same share of each item of income gain, loss or deduction that is taken into account in computing Net Income or Net Loss (or such portion of Net Income). For purposes of maintaining the Capital Accounts and in determining the rights of the Partners among themselves, the Net Income and Net Loss of the Partnership shall be allocated among the General and Limited Partners in each taxable year (or portion thereof) as provided below.

(a)                                 Except as provided in Section 6.1(b) below:

(i)                                     Net Income or Allocable Net Income shall be allocated as follows:

(A)                               First, Allocable Net Income to the holders of Class A Partnership Units and the Class B Partnership Units in an amount that will cause such allocation, together with the amount of all previous allocations of Allocable Net Income pursuant to this Section 6.1(a)(i)(A), to be in proportion to and to the extent of cumulative distributions received by such Partners pursuant to Sections 5.1 and 5.4 for the current and all prior taxable years;

(B)                               Second, any remaining Net Income to holders of Class A Partnership Units and Class B Partnership Units in proportion to, and to the extent that,

the amount of cumulative Net Loss previously allocated to such Partners exceeds the cumulative amount of Net Income previously allocated to such Partners pursuant to this Section 6.1(a)(i)(B); and

(C)                               Third, any remaining Net Income (i) 100% to holders of Class B Partnership Units to the extent such Net Income relates to or is generated by a taxable disposition of any Property, and (ii) with respect to all other Net Income, 99% to the holders of Class B Partnership Units and 1% to the holders of Class A Partnership Units, on a pari passu basis.

(ii)                          After the allocation of Allocable Net Income pursuant to Section 6.1(a)(i), Net Loss for a particular period shall be allocated 99% to the holders of Class B Partnership Units and 1% to the holders of Class A Partnership Units, on a pari passu basis.

(b)                                 If a Liquidating Event occurs in a Partnership taxable year, Net Income or Net Loss (or, if necessary, separate items of income, gain, loss and deduction) for such taxable year and any prior taxable years (to the extent permitted by Section 761(c) of the Code) shall be allocated among the Partners in such amounts as will cause, to the greatest extent possible, the distributions to the Partners pursuant to Section 13.2(a)(iii) to be made in accordance with the Liquidating Distribution Priority. If the Carrying Values of the Partnership’s assets are adjusted in accordance with subparagraph (b) of the definition of “Carrying Value,” after all other items of income or loss are allocated pursuant to Section 6.1(a) above, such adjustments shall be allocated in accordance with this Section 6.1(b).

(c)                                  As used in this Section 6.1, the following terms shall have the respective meanings set forth below:

(i)                             “Allocable Net Income” means, for any taxable period, an amount equal to the Partnership’s Net Income or Net Loss for such year or period computed without regard to the following items:

(A)                               Loss resulting from any disposition of Partnership property, including amounts described in paragraph (c) and paragraph (f) of the definition of “Net Income”; and

(B)                               Depreciation; provided, however, (x) that Allocable Net Income of the Partnership for any taxable period, shall be limited to and shall not exceed the Partnership’s Taxable Income for such taxable period; and (y) if Allocable Net Income is a negative number, it shall be treated as zero.

(ii)                                  “Taxable Income” means, for any taxable period, an amount equal to the Partnership’s taxable income or loss for such year or period determined in accordance with Code Section 703(a) (for this purpose, all items of income, gain, loss, deduction or credit required to be stated separately pursuant to Code Section 703(a)(1) shall be included in taxable income or loss).

ARTICLE VII

MANAGEMENT AND OPERATIONS OF BUSINESS

Section 7.1                                    Management

(a)                                 Except as expressly provided in this Agreement, all management powers over the business and affairs of the Partnership are and shall be exclusively vested in the General Partner. The General Partner shall at all times act in good faith in exercising its powers hereunder. No Limited Partner shall have any right to participate in or exercise control or management power over the business and affairs of the Partnership, and no Limited Partner, in its capacity as Limited Partner, shall have any right, power or authority to act for or on behalf of, or otherwise bind or obligate, the Partnership. Except as expressly provided for in this Agreement or required by any non-waivable provisions of applicable law, no Limited Partner, in its capacity as Limited Partner, shall have any right to vote on or consent to any matter, act, decision or document involving the Partnership and its business. The General Partner may not be removed by the Limited Partners with or without cause. In addition to the powers now or hereafter granted a general partner of a limited partnership under applicable law or which are granted to the General Partner under any other provision of this Agreement, the General Partner shall (except as otherwise set forth in this Agreement, including without limitation, the limitations on the authority of the General Partner set forth in Section 7.3 hereof) have full power and authority to do all things deemed necessary or desirable by it to conduct the business of the Partnership, to exercise all powers set forth in Section 3.2 hereof and to effectuate the purposes set forth in Section 3.1 hereof, including, without limitation:

(i)                                     the making of any expenditures, the lending or borrowing of money (including, without limitation, borrowing of money from the General Partner or its Affiliates as provided in Section 4.4, the assumption or guarantee of (including, without limitation, the guarantee of indebtedness or obligations of the General Partner or any of its Affiliates), or other contracting for, indebtedness and other liabilities, the issuance of evidence of indebtedness (including the securing of the same by deed, mortgage, deed of trust, negative pledge or other lien or encumbrance on the Partnership’s assets) and the incurring of any obligations it in good faith deems necessary for the conduct of the activities of the Partnership;

(ii)                                      the making of tax, regulatory and other filings, or rendering of periodic or other reports to governmental or other agencies having jurisdiction over the business or assets of the Partnership;

(iii)                                     the acquisition, sale, transfer, exchange or other disposition of any assets of the Partnership, including, without limitation, the exercise or grant of any conversion, option, privilege, or subscription right or other right available in connection with any assets at any time held by the Partnership;

(iv)                                    the merger, consolidation or other combination of the Partnership with or into another entity;

(v)                                   the mortgage, pledge, encumbrance or hypothecation of any assets of the Partnership (including, without limitation, any of the Real Properties, Pipeline Properties or PMB Sponsored Properties) and the use of the assets of the Partnership (including, without limitation, cash on hand) for any purpose not inconsistent with the terms of this Agreement and on any terms the General Partner believes will benefit the Partnership, including, without limitation, the financing of the operations of the Partnership, the lending of funds to other Persons (including, without limitation, the General Partner or one of its Affiliates), the repayment of obligations of the Partnership and its Subsidiaries;

(vi)                                    the management, operation, leasing, collection of rents, marketing, landscaping, repair, alteration, renovation, rehabilitation, demolition or improvement of any real property or improvements owned by the Partnership or any Subsidiary of the Partnership, and the performance of any and all other acts necessary or appropriate to the operation of such properties;

(vii)                                     the negotiation, execution, and performance of any contracts, leases, conveyances or other instruments that the General Partner considers useful or necessary to the conduct of the Partnership’s operations or the implementation of the General Partner’s powers under this Agreement, including, without limitation, (x) contracting with property managers, contractors, developers, consultants, accountants, legal counsel, other professional advisors and other agents and the payment of their expenses and compensation out of the Partnership’s assets; and (y) the execution, delivery and performance of (or assumption by the Partnership of VTR’s obligations under) the Contribution Agreement and the Pipeline Agreement and the agreements and instruments referred to therein;

(viii)                                     the negotiation, execution, delivery and performance of any contracts with Affiliates of the General Partner in accordance with the provisions of Section 7.6;

(ix)                                    the opening and closing of bank accounts, the investment of Partnership funds in securities, certificates of deposit and other instruments, and the distribution of Partnership cash or other Partnership assets in accordance with this Agreement;

(x)                                   the collection and receipt of revenues and income of the Partnership, and the holding, managing, investing and reinvesting of cash and other assets of the Partnership;

(xi)                                    the maintenance of working capital and other reserves in such amounts as the General Partner deems appropriate and reasonable from time to time;

(xii)                                     the selection and dismissal of officers and employees of the Partnership, and agents, outside attorneys, accountants, consultants and contractors of the Partnership, and the determination of their compensation and other terms of hiring (whether or not any of the foregoing are also employed by, consultants to, independent contractors for, or otherwise do business with the General Partner or its Affiliates in related or unrelated matters so long so long as the General Partner fairly allocates the expense thereof among such parties);

(xiii)                                     the maintenance of such insurance for the benefit of the Partnership and the Partners as the General Partner deems necessary or appropriate (whether or not such is done as part of a group, combined or other policy or policies under which the Partnership and the General Partner (or its Affiliates) are also insured, so long as the General Partner fairly allocates the expense thereof among the covered parties);

(xiv)                                    the formation of, or acquisition of an interest in, and the contribution of assets or property to, any limited or general partnerships, limited liability companies, joint ventures or other entities that it deems desirable (including, without limitation, the acquisition of interests in, and the contributions of property to, its Subsidiaries and any other Person in which it has an equity investment from time to time); the undertaking of any action in connection with the Partnership’s direct or indirect investment in its Subsidiaries or any other Person (including without limitation, the contribution or loan of funds by the Partnership to such Persons); and the exercise, directly or indirectly, through any attorney-in-fact acting under a general or limited power of attorney, of any right, including the right to vote, appurtenant to any asset or investment held by the Partnership; and the exercise of any of the powers of the General Partner enumerated in this Agreement on behalf of or in connection with any Subsidiary of the Partnership or any other Person in which the Partnership has a direct or indirect interest, or jointly with any such Subsidiary or other Person;

(xv)                                   the control of any and all matters affecting the rights and obligations of the Partnership, including the settlement, compromise, submission to arbitration or any other form of dispute resolution, or abandonment of any claim, cause of action, liability, debt or damages, due or owing to or from the Partnership, the commencement or defense of suits, legal proceedings, administrative proceedings, arbitration or other forms of dispute resolution, and the representation of the Partnership in all suits or legal proceedings, administrative proceedings, arbitrations or other forms of dispute resolution, the incurring of legal expense, and the indemnification of any Person against liabilities and contingencies to the extent permitted by law and consistent with the terms of this Agreement, including, in each and all of the foregoing instances, any such matter or thing in which the General Partner or its Affiliates have a direct interest;

(xvi)                                    subject to the provisions of Section 5.5 hereof the determination of the fair market value of any Partnership property distributed in kind using such reasonable method of valuation as the General Partner may adopt; provided that such methods are otherwise consistent with the requirements of this Agreement;

(xvii)                                     the exercise, directly or indirectly, through any attorney-in-fact acting under a general or limited power of attorney, of any right, including the right to vote, appurtenant to any asset or investment held by the Partnership;

(xviii)                                       the exercise of any of the powers of the General Partner enumerated in this Agreement on behalf of any Person in which the Partnership does not have an interest pursuant to contractual or other arrangements with such Person;

(xix)                                    the making, execution and delivery of any and all deeds, leases, notes, mortgages, deeds of trust, security agreements, conveyances, contracts, guarantees, warranties, indemnities, waivers, releases or legal instruments or agreements in writing necessary or appropriate, in the judgment of the General Partner, for the accomplishment of any of the powers of the General Partner enumerated in this Agreement;

(xx)                                     the distribution of cash to acquire Partnership Units that have been tendered for redemption pursuant to Section 8.6 hereof;

(xxi)                                     the issuance of additional Partnership Units or Partnership Interests, as appropriate, in connection with Capital Contributions by Additional Limited Partners and additional Capital Contributions by Partners pursuant to Article IV hereof and Section 12.2. hereof;

(xxii)                                       maintaining and updating a list of the Limited Partners and their respective holdings of Partnership Units pursuant to Section 4.1 hereof as and to the extent necessary to accurately reflect any issuance, transfer or redemption of Partnership Units, any additional Capital Contribution or other events having an effect on any Partners Percentage Interest in accordance with the terms of this Agreement;

(xxiii)                                       to perform or cause to be performed all such other acts required by this Agreement or not inconsistent herewith; and

(xxiv)                                    to execute, acknowledge and deliver any and all instruments necessary or desirable to effectuate any of the foregoing.

(b)                                 Each of the Limited Partners agrees that, except as provided in Section 7.3 of this Agreement, the General Partner is authorized to execute, deliver and perform the above-mentioned agreements and transactions on behalf of the Partnership without any further act, approval or vote of the Partners, notwithstanding the Act or any applicable law, rule or regulation, to the fullest extent permitted under the Act or other applicable law, rule or regulation. The execution, delivery or performance by the General Partner or the Partnership of any agreement authorized or permitted under this Agreement shall not constitute a breach by the General Partner of any duty that the General Partner may owe the Partnership or the Limited Partners or any other Persons under this Agreement or of any duty stated or implied by law or equity.

(c)                                  At all times from and after the date hereof, the General Partner may cause the Partnership to establish and maintain at any and all times working capital accounts and other cash or similar balances in such amounts as the General Partner deems appropriate and reasonable from time to time.

(d)                                 In exercising its authority under this Agreement, the General Partner may, but shall be under no obligation to, take into account the tax consequences to any Partner of any action taken by it. The General Partner and the Partnership shall not have liability to a Limited Partner under any circumstances as a result of an income tax liability incurred by such Limited Partner as a result of an action (or inaction) by the General Partner taken pursuant to its authority under this Agreement and in accordance with the terms hereof so long as the action or inaction is taken in good faith and except for any liability that the Partnership or the General Partner may have to a Limited Partner under a separate agreement between the Partnership or the General Partner, on the one hand, and such Limited Partner, including, without limitation, the Tax Protection Agreement.

(e)                                  The General Partner has the power and authority to delegate to one or more other Persons the General Partner’s rights and powers to manage and control the business and affairs of the Partnership, including to delegate to agents, officers and employees of the General Partner or the Partnership, and to delegate by a management agreement or another agreement with, or otherwise to, other Persons. Any such delegation by the General Partner shall not cause the General Partner to cease to be the general partner of the Partnership or cause the person to whom any such rights and powers have been delegated to be a general partner of the Partnership. In no event shall any such delegation relieve the General Partner of its obligation under this Agreement or VTR of its obligations under Article XVI hereof.

Section 7.2                                    Certificate of Limited Partnership

The General Partner has filed the Certificate with the Secretary of State of Delaware as required by the Act. The General Partner shall use all reasonable efforts to cause to be filed such other certificates or documents as may be reasonable and necessary or appropriate for the continuation, qualification and operation of a limited partnership (or a partnership in which the limited partners have limited liability) in the State of Delaware and any other state, or the District of Columbia, in which the Partnership may elect to do business or own property. To the extent that such action is determined by the General Partner to be reasonable and necessary or appropriate, the General Partner shall file amendments to and restatements of the Certificate and do all of the things to maintain the Partnership as a limited partnership (or a partnership in which the limited partners have limited liability) under the laws of the State of Delaware and each other state, or the District of Columbia, in which the Partnership may elect to do business or own property. Subject to the terms of Section 8.5(a)(iv), the General Partner shall not be required, before or after filing, to deliver or mail a copy of the Certificate or any amendment thereto to any Limited Partner.

Section 7.3                                    Restrictions on General Partner’s Authority

(a)                                 The General Partner may not take any action in contravention of this Agreement, including, without limitation, the following:

(i)                                     take any action that would make it impossible to carry on the ordinary business of the Partnership, except as otherwise provided in this Agreement;

(ii)                                      possess Partnership property, or assign any rights in specific Partnership property, for other than a Partnership purpose except as otherwise provided in this Agreement;

(iii)                                     admit a Person as a Partner, except as otherwise provided in this Agreement;

(iv)                                    perform any act that would subject a Limited Partner to liability as a general partner in any jurisdiction or any other liability except as provided herein or under the Act;

(v)                                   establish or increase reserves for the purpose of depriving Limited Partners of distributions of Available Cash and not for a legitimate business purpose; or

(vi)                                    enter into any contract, mortgage, loan or other agreement that prohibits or restricts, or has the effect of prohibiting or restricting, the ability of (a) the General Partner or the Partnership from satisfying its obligations under Section 8.6 hereof in full or (b) a Limited Partner from exercising its Redemption Rights in full, except, in either case, with the written consent of such Limited Partner affected by the prohibition or restriction.

(b)                                 The General Partner shall not, without the Consent of Class A Limited Partners, undertake, on behalf of the Partnership, any of the following actions or enter into any transaction that would have the effect of such transactions:

(i)                                     except as provided in Section 7.3(c) hereof, amend, modify or terminate this Agreement other than to reflect the admission, substitution, termination or withdrawal of Partners pursuant to Article XI or Article XII hereof;

(ii)                                      make a general assignment for the benefit of creditors or appoint or acquiesce in the appointment of a custodian, receiver or trustee for all or any part of the assets of the Partnership;

(iii)                                     institute any proceeding for bankruptcy on behalf of the Partnership;

(iv)                                    except as provided in Sections 4.2 and 12.2 hereof, admit into the Partnership any Additional Partner;

(v)                                   except as provided in Section 11.2 hereof, approve or acquiesce to the transfer of the Partnership Interest of the General Partner, or admit into the Partnership any additional or successor general partners;

(vi)                                    acquire any Properties other than the Real Properties, the Pipeline Properties, the PMB Sponsored Properties and any Successor Properties and any assets or other Properties that are related to or incidental to the Real Properties, the Pipeline Properties, the PMB Sponsored Properties and any Successor Properties; or

(vii)                                     incur any Debt or transfer, sell, assign or otherwise dispose of any of any Real Property, Pipeline Property, PMB Sponsored Property or Successor Property, whether directly or indirectly, if, after giving effect to such incurrence or transfer, sale, assignment or other disposition, (a) the Partnership’s Loan to Value Ratio would exceed 65%; or (b) the Partnership’s Cash Flow Ratio would be less than 1.15, in each case, calculated on a pro forma basis after giving effect to such incurrence or disposition.

(c)                                  Notwithstanding Sections 7.3(b) and 14.2 hereof, the General Partner shall have the power, without the Consent of Class A Limited Partners, to amend this Agreement as may be required to facilitate or implement any of the following purposes:

(i)                                     to add to the obligations of the General Partner or surrender any right or power granted to the General Partner or any Affiliate of the General Partner for the benefit of the Limited Partners;

(ii)                                      to reflect the admission, substitution or withdrawal of Partners or the termination of the Partnership in accordance with this Agreement;

(iii)                                     to reflect a change that is of an inconsequential nature and does not adversely affect the Limited Partners in any material respect, or to cure any ambiguity, correct or supplement any provision in this Agreement not inconsistent with law or with other provisions, or make other changes with respect to matters arising under this Agreement that will not be inconsistent with law or with the provisions of this Agreement;

(iv)                                    to satisfy any requirements, conditions or guidelines contained in any order, directive, opinion, ruling or regulation of a federal or state agency or contained in federal or state law;

(v)                                   subject to the provisions of Section 3.2 hereof, to reflect such changes as are reasonably necessary for VTR to maintain its status as a REIT or to satisfy the requirements for qualifying as a REIT under the Code and Regulations;

(vi)                                    to modify the manner in which Capital Accounts are computed (but only to the extent set forth in the definition of “Capital Account” or contemplated by the Code or the Regulations); and

(vii)                                     the issuance of additional Partnership Units in accordance with Section 4.2 and, to the extent applicable, the other provisions of this Agreement.

The General Partner will provide notice to the Limited Partners when any action under this Section 7.3(c) is taken.

(d)                                 Notwithstanding Sections 7.3(b) and 7.3(c) hereof, this Agreement shall not be amended, and no action may be taken by the General Partner, without the Consent of each Partner adversely affected, if such amendment or action would (i) convert a Limited Partner Interest in the Partnership into a General Partner Interest (except as a result of the General Partner acquiring such Partnership Interest), (ii) modify the limited liability of a Limited Partner, (iii) alter the rights of any Partner to receive the distributions to which such Partner is entitled, pursuant to Article V or Section 13.2(a)(iii) hereof, or alter the allocations specified in Article VI hereof (except, in any case, as expressly permitted pursuant to Sections 4.2 and 7.3(c) hereof), (iv) alter or modify the Redemption Rights set forth in Section 8.6 hereof, or amend or modify any related definitions, (vi) alter or modify Section 11.2(a), or (v) amend this Section 7.3(d); provided, however, that the Consent of each Partner adversely affected shall not be required for any amendment or action that affects all Partners holding the same class or series of Partnership Units on a uniform or pro rata basis. Further, no amendment may alter the restrictions on the General Partner’s authority set forth elsewhere in this Section 7.3 without the Consent specified therein. Any such amendment or action consented to by any Partner shall be effective as to that Partner, notwithstanding the absence of such consent by any other Partner.

Section 7.4                                    Reimbursement of the General Partner

(a)                                 The General Partner shall not be compensated for its services as general partner of the Partnership except as provided elsewhere in this Agreement (including the provisions of Articles V and VI hereof regarding distributions, payments and allocations to which it may be entitled in its capacity as a Partner).

(b)                                 The Partnership shall be liable for, and shall reimburse the General Partner on a monthly basis, or such other basis as the General Partner may determine in its sole and absolute discretion, for all sums expended in connection with the Partnership’s business, but only to the extent incurred after the Effective Date. Such reimbursements shall be in addition to any reimbursement of the General Partner as a result of indemnification pursuant to Section 7.7 hereof.

(c)                                  To the extent practicable, Partnership expenses shall be billed directly to and paid by the Partnership. To the extent that reimbursements to the General Partner or any of its Affiliates by the Partnership pursuant to this Section 7.4 would constitute gross income to the General Partner or its Affiliates for purposes of Code Section 856(c)(2) or 856(c)(3), then such amounts shall be as “guaranteed payments” within the meaning of Code Section 707(c).

(d)                                 Notwithstanding anything in this Agreement to the contrary, reimbursements to the General Partner or any of the General Partner’s Affiliates by the Partnership shall be allowed only for the actual cost to the General Partner and its Affiliates of operating and other expenses of the Partnership, including, without limitation, the actual cost of goods, materials and administrative services related to (i) Partnership operations, (ii) Partnership accounting, (iii) communications with the Partners, (iv) legal services, (v) tax services, (vi) computer services, (vii) risk management, (viii) mileage and travel expenses and (ix) such other related operational and administrative expenses as are necessary for the prudent organization and operation of the Partnership. “Actual cost of goods and materials” means the actual cost to the General Partner or any of its Affiliates of goods and materials used for or by the Partnership obtained from entities not Affiliated with the General Partner, and “actual cost of administrative services” means the pro rata cost of personnel (as if such persons were employees to the Partnership) providing administrative services to the Partnership. The cost for such services to be reimbursed to the General Partner or any Affiliate thereof shall be the lesser of the General Partner’s or Affiliate’s actual cost, or the amount the Partnership would be required to pay to independent parties for comparable administrative services in the same geographic location.

Section 7.5                                    Outside Activities of the General Partner

The General Partner and its Affiliates shall be permitted to purchase, own, operate, manage and otherwise deal with and profit from any property, real, personal or mixed, not owned by the Partnership for their own account and benefit, whether or not competitive with the business and affairs of the Partnership, and neither the Partnership, any Limited Partner, or any other Person shall have any right, claim, interest or cause of action therein or as a result thereof. Without limiting the generality of the above, nothing in this Agreement shall obligate the General Partner or its Affiliates to first offer the Partnership an opportunity to invest in any investment which has been offered to or found by the General Partner or its Affiliates, whether or not such investment is of a nature that may be invested in by the Partnership or would compete directly or indirectly with the business of the Partnership. The Limited Partners hereby acknowledge that Affiliates of the General Partner currently own a variety of real estate investments and may in the future acquire additional real estate investments that may be competitive with the business of the Partnership.

Section 7.6                                    Contracts with Affiliates

(a)                                 Subject to Section 7.6(c) below, without the consent of any Limited Partners, the Partnership may lend or contribute funds or other assets to its Subsidiaries, the General Partner or its Affiliates or other Persons in which it has an equity investment and such Persons may borrow funds from the Partnership, on terms and conditions established in the sole and absolute discretion of the General Partner. The foregoing authority shall not create any right or benefit in favor of any Subsidiary or any other Person.

(b)                                 Subject to Section 7.6(c) below, the Partnership may transfer assets to the General Partners and its Affiliates, and to joint ventures, partnerships, corporations or other business entities in which any of the General Partner or its Affiliates is or thereby becomes a participant, upon such terms and subject to such conditions consistent with this Agreement and applicable law as the General Partner, in its sole and absolute discretion, believes are advisable.

(c)                                  Except as expressly permitted by this Agreement, and notwithstanding Sections 7.6(a) and Section 7.6(b) above, neither the General Partner nor any of its, Affiliates, directly or indirectly, shall sell, transfer or convey any property to, or purchase any property from, or borrow funds from, or lend funds to, the Partnership or any other Person in which the Partnership has an equity investment or engage in any other transaction with the Partnership except pursuant to transactions and upon terms determined by the General Partner in good faith to be fair and reasonable and comparable to terms that could be obtained from an unaffiliated party in an arm’s length transaction.

(d)                                 Without limiting the provisions of Section 7.1(e) above, the General Partner may delegate to any of its Affiliates any of its responsibilities under this Agreement, including without limitation, the performance of any or all of the property management services on account of the property owned or managed by the Partnership, or any of its Subsidiaries, and may, in connection therewith, cause the Partnership, or any Subsidiary, to enter into one or more management agreements with the General Partner or one or more of its Affiliates, in form and substance acceptable to the General Partner in its sole discretion, including, without limitation, any management agreement contemplated or required by the Contribution Agreement or the Pipeline Agreement. If the General Partner elects to so perform, or to have an Affiliate so perform, the property management services, other than pursuant to any management agreement contemplated or required by the Contribution Agreement or the Pipeline Agreement, then the General Partner or its Affiliate shall be reimbursed expenses and otherwise compensated therefor by the Partnership in amounts determined by the General Partner, in its good faith discretion, to be comparable to amounts which would be charged by reputable unrelated third party property management companies which have substantial experience in performing property management services for properties of the type owned or managed by the Partnership for institutional owners with portfolios under management which are substantially similar in size, nature, and condition of property owned or managed by the Partnership.

Section 7.7                                    Indemnification

(a)                                 To the fullest extent permitted by applicable law, the Partnership shall indemnify each Indemnitee from and against any and all losses, claims, damages, liabilities, joint or several, expenses (including, without limitation, attorneys’ fees and other legal fees and expenses), judgments, fines, settlements, and other amounts arising from any and all claims, demands, actions, suits or proceedings, civil, criminal, administrative or investigative, that relate to the operations of the Partnership or the General Partner in its capacity as general partner of the Partnership as set forth in this Agreement, in which such Indemnitee may be involved, or is threatened to be involved, as a party or otherwise, whether or not suit or other legal proceedings are commenced, unless it is established by a court of competent jurisdiction and all appeals relating thereto have been fully completed or the applicable appeal periods have expired that: (i) the act or omission of the Indemnitee was material to the matter giving rise to the proceedings and either was committed in bad faith or was the result of active and deliberate dishonesty or a willful and knowing breach of this Agreement; (ii) the Indemnitee actually received an improper and non-permitted personal benefit in money, property or services; or (iii) in the case of any criminal proceeding, the Indemnitee knew, or was reckless in not knowing, that the act or omission was unlawful. Without limitation, the foregoing indemnity shall extend to any liability of any Indemnitee pursuant to a loan guaranty, recourse obligation, general partner liability, or otherwise for any indebtedness of the Partnership or any Subsidiary of the Partnership (including, without limitation, any indebtedness which the Partnership or any Subsidiary of the Partnership has assumed or taken subject to), and the General Partner is hereby authorized and empowered, on behalf of the Partnership, to enter into one or more indemnity agreements consistent with the provisions of this Section 7.7(a) in favor of any Indemnitee having or potentially having liability for any such indebtedness. The termination of any proceeding by judgment, order or settlement does not create a presumption that the Indemnitee did not meet the requisite standard of conduct as set forth in this Section 7.7(a). The termination of any proceeding by conviction of an Indemnitee, or an entry of an order of probation against an Indemnitee prior to judgment, in each case, after all appeals relating thereto have been fully completed or the applicable appeal periods have expired, creates a rebuttable presumption that such Indemnitee acted in a manner contrary to that specified in this Section 7.7(a) with respect to the subject matter of such proceeding. Any indemnification pursuant to this Section 7.7 shall be made only out of the assets of the Partnership, and neither the General Partner nor any Limited Partner shall have any obligation to contribute to the capital of the Partnership, or otherwise provide funds, to enable the Partnership to fund its obligations under this Section 7.7.

(b)                                 Reasonable expenses incurred by an Indemnitee who is a party to a proceeding or otherwise subject to or the focus of or is involved in any proceeding shall be paid or reimbursed by the Partnership as incurred by the Indemnitee in advance of the final disposition of the proceeding upon receipt by the Partnership of (i) a written affirmation by the Indemnitee of the Indemnitee’s good faith belief that the standard of conduct necessary for indemnification by Partnership as authorized in Section 7.7(a) has been met, and (ii) a written undertaking by or on behalf of the Indemnitee to repay the amount if it shall ultimately be determined that the standard of conduct has not been met.

(c)                                  The indemnification provided by this Section 7.7 shall be in addition to any other rights to which an Indemnitee or any other Person may be entitled under any agreement, pursuant to any vote of the Partners, as a matter of law or otherwise, and shall continue as to an Indemnitee who has ceased to serve in such capacity unless otherwise provided in a written agreement pursuant to which such Indemnitee is indemnified.

(d)                                 The Partnership may, but shall not be obligated to, purchase and maintain insurance, on behalf of the Indemnitees and such other Persons as the General Partner shall determine, against any liability that may be asserted against or expenses that may be incurred by such Person in connection with the Partnership’s activities, regardless of whether the Partnership would have the power to indemnify such Person against such liability under the provisions of this Agreement.

(e)                                  No Partners shall have any personal liability to any Indemnitee by reason of the indemnification provisions set forth in this Agreement.

(f)                                   An Indemnitee shall not be denied indemnification in whole or in part under this Section 7.7 because the Indemnitee had an interest in the transaction with respect to which the indemnification applies if the transaction was otherwise permitted by the terms of this Agreement.

(g)                                  The provisions of this Section 7.7 are for the benefit of the Indemnitees, their heirs, successors, assigns and administrators, and shall not be deemed to create any rights for the benefit of any other Persons. Any amendment, modification or repeal of this Section 7.7 or any provision hereof shall be prospective only and shall not in any way affect the Partnership’s liability to any Indemnitee under this Section 7.7, as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted.

(h)                                 If and to the extent any reimbursements to the General Partner pursuant to this Section 7.7 constitute gross income to the General Partner (as opposed to the repayment of advances made by the General Partner on behalf of the Partnership) such amounts shall constitute guaranteed payments within the meaning of Code Section 707(c), shall be treated consistently therewith by the Partnership and all Partners, and shall not be treated as distributions for purposes of computing the Partners’ Capital Accounts.

Section 7.8                                    Liability of the General Partner

(a)                                 Notwithstanding anything to the contrary set forth in this Agreement, neither the General Partner nor any of its partners, members, officers or directors shall be liable for damages to the Partnership, any Partners or any Assignees for losses sustained, liabilities incurred or benefits not derived as a result of errors in judgment or mistakes of fact or law, or any act or omission if the General Partner or such partner, member, officer or director acted in good faith.

(b)                                 The Limited Partners expressly acknowledge that the General Partner is acting on behalf of the Partnership and the owner(s) of the General Partner, collectively, and that the General Partner is under no obligation to consider the separate interests of the Limited Partners in deciding whether to cause the Partnership to take (or decline to take) any actions, and that the General Partner shall not be liable for monetary damages for losses sustained, liabilities incurred, or benefits not derived by Limited Partners in connection with such decisions, provided that the General Partner has acted in good faith and has not breached its express covenants or obligations set forth in this Agreement.

(c)                                  Subject to its obligations and duties as General Partner set forth in Section 7.1(a), the General Partner may exercise any of the powers granted to it by this Agreement and perform any of the duties imposed upon it hereunder either directly or by or through its agents. The General Partner shall not be responsible for any misconduct or negligence on the part of any such agent appointed by the General Partner taken in good faith.

(d)                                 Any amendment, modification or repeal of this Section 7.8 or any provision hereof shall be prospective only and shall not in any way affect the limitations on the General Partner’s and its partners’, members’, officers’ and directors’ liability to the Partnership and the Limited Partners under this Section 7.8, as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted.

Section 7.9                                    Other Matters Concerning the General Partner

(a)                                 The General Partner may rely and shall be protected in acting, or refraining from acting, upon any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, bond, debenture, or other paper or document believed by it in good faith to be genuine and to have been signed or presented by the proper party or parties.

(b)                                 The General Partner may consult with legal counsel, accountants, appraisers, management consultants, investment bankers, architects, engineers, environmental consultants and other consultants and advisers selected by it, and any act taken or omitted to be taken in reliance upon the opinion of such Persons as to matters which such General Partner reasonably believes to be within such Person’s professional or expert competence shall be conclusively presumed to have been done or omitted in good faith and in accordance with such opinion.

(c)                                  The General Partner shall have the right, in respect of any of its powers or obligations hereunder, to act through any of its duly authorized officers and duly appointed attorneys-in-fact. Each such attorney shall, to the extent provided by the General Partner in the power of attorney, have full power and authority to do and perform all and every act and duty which is permitted or required to be done by the General Partner hereunder.

(d)                                 Notwithstanding any other provisions of this Agreement or the Act, any action of the General Partner on behalf of the Partnership or any decision of the General Partner to refrain from acting on behalf of the Partnership, undertaken in the good faith belief, after consultation with outside counsel, that such action or omission is necessary or advisable in order to protect the ability of VTR to continue to qualify as a REIT, or to avoid the General Partner or VTR incurring any taxes under Section 857 or Section 4981 of the Code, is expressly authorized under this Agreement and is deemed approved by all of the Limited Partners; provided, however, that if any action or omission proposed to be taken by the General Partner or VTR to protect the ability of VTR to continue to qualify as a REIT or to avoid the consequences referred above would (i) have a detrimental effect on the distributions and allocations to the Limited Partners pursuant to Articles V, VI or XIII, (ii) impair the obligations of the Partnership or the rights of the Limited Partners under the Tax Protection Agreement, or (iii) would alter or modify the restrictions on the transfer of the General Partner’s Percentage Interest in the Partnership under Section 11.2, then the General Partner shall not take such action (or fail to take such action) unless (1) such action (or inaction) shall have received the Consent of Class A Limited Partners or (2) the General Partner has received advice of a nationally recognized law firm to the effect that the failure to take such action (or inaction) is necessary to protect the ability of VTR to continue to qualify as a REIT or to avoid the consequences referred above; provided further, that in such event, the Partnership shall indemnify the Class A Limited Partners for any damages suffered by such Partners, including, without limitation, the payment of any amounts provided under the Tax Protection Agreement.

Section 7.10                             Title to Partnership Assets

Title to Partnership assets, whether real, personal or mixed and whether tangible or intangible, shall be deemed to be owned by the Partnership as an entity, and no Partner, individually or collectively, shall have any ownership interest in such Partnership assets or any portion thereof. Title to any or all of the Partnership assets may be held in the name of the Partnership, the General Partner or one or more nominees, as the General Partner may determine, including Affiliates of the General Partner. The General Partner hereby declares and warrants that any Partnership assets for which legal title is held in the name of the General Partner or any nominee or Affiliate of the General Partner shall be held for the use and benefit of the Partnership in accordance with the provisions of this Agreement. All Partnership assets shall be recorded as the property of the Partnership in its books and records, irrespective of the name in which legal title to such Partnership assets is held.

Section 7.11                             Reliance by Third Parties

Notwithstanding anything to the contrary in this Agreement, any Person dealing with the Partnership shall be entitled to assume that the General Partner has full power and authority, without consent or approval of any other Partner or Person, to encumber, sell or otherwise use in any manner any and all assets of the Partnership and to enter into any contracts on behalf of the Partnership, and take any and all actions on behalf of the Partnership and such Person shall be entitled to deal with the General Partner as if the General Partner were the Partnership’s sole party in interest, both legally and beneficially. Each Limited Partner hereby waives any and all defenses or other remedies which may be available against such Person to contest, engage or disaffirm any action of the General Partner in connection with any such dealing. In no event shall any Person dealing with the General Partner or its representatives be obligated to ascertain that the terms of this Agreement have been complied with or to inquire into the necessity or expedience of any act or action of the General Partner or its representatives. Each and every certificate, document or other instrument executed on behalf of the Partnership by the General Partner or its representatives shall be conclusive evidence in favor of any and every Person relying thereon or claiming thereunder that: (i) at the time of the execution and delivery of such certificate, document or instrument, this Agreement was in full force and effect; (ii) the Person executing and delivering such certificate, document or instrument was duly authorized and empowered to do so for and on behalf of the Partnership; and (iii) such certificate, document or instrument was duly executed and delivered in accordance with the terms and provisions of this Agreement and is binding upon the Partnership.

ARTICLE VIII

RIGHTS AND OBLIGATIONS OF LIMITED PARTNERS

Section 8.1                                    Limitation of Liability

The Limited Partners shall have no liability under this Agreement, except as expressly provided in this Agreement (including Section 10.5) or under the Act.

Section 8.2                                    Management of Business

No Limited Partner or Assignee (other than the General Partner, any of its Affiliates or any officer, director, employee, agent or trustee of the General Partner, the Partnership or any of their Affiliates, in their capacity as such) shall take part in the operation, management or control (within the meaning of the Act) of the Partnership’s business, transact any business in the Partnership’s name or have the power to sign documents for or otherwise bind the Partnership. The transaction of any such business by the General Partner, any of its Affiliates or any officer, director, employee, partner, agent or trustee of the General Partner, the Partnership or any of their Affiliates, in their capacity as such, shall not affect, impair or eliminate the limitations on the liability of the Limited Partners or Assignees under this Agreement.

Section 8.3                                    Outside Activities of Limited Partners

Any Partner (General and/or Limited) and any Affiliate of any Partner (including any officer, director, employee, agent, or representative of any Partner) shall be entitled to and may have business interests and engage in business activities in addition to those relating to the Partnership, including business interests and activities that are in direct competition with the Partnership or that are enhanced by the activities of the Partnership. Neither the Partnership nor any Partners shall have any rights, claims, or interests by virtue of this Agreement in any business ventures or investments of any General Partner, Limited Partner, Assignee or any Affiliate of any of the foregoing. None of the Partners shall have any rights by virtue of this Agreement or the partnership relationship established hereby in any business ventures of any other Partner and, except as forth in the Contribution Agreement, no Partner shall have any obligation pursuant to this Agreement to offer any interest in any business ventures to the Partnership or any Partner even if such opportunity is of a character which, if presented to the Partnership or any Partner could be taken by such Person.

Except as forth in the Contribution Agreement or the Pipeline Agreement, none of the Partners, General or Limited, or any of their Affiliates, have any duty, obligation, or liability to present to the Partnership any business or investment opportunity which may arise in the course of activity for or on behalf of the Partnership, or otherwise, for investment by the Partnership or any of the Partners (even if within the line and scope of the business and affairs of the Partnership), and any Partner, General or Limited, and any Affiliate may pursue such opportunity for its own benefit and account, without any participation, right, or claim therein by the Partnership or any other Partner, and without notification or disclosure to the Partnership or any other Partner.

Section 8.4                                    Return of Capital

Except pursuant to the Redemption Rights set forth in Section 8.6 hereof, no Limited Partner shall be entitled to the withdrawal or return of its Capital Contribution, except to the extent of distributions made pursuant to this Agreement or upon termination of the Partnership as provided herein. Except to the extent provided by Exhibit B hereof or as otherwise expressly provided in this Agreement (including Articles 5, 6 and 13 hereof), no

Limited Partner or Assignee shall have priority over any other Limited Partner or Assignee, either as to the return of Capital Contributions or as to profits, losses or distributions.

Section 8.5                                    Rights of Limited Partners Relating to the Partnership

(a)                                 In addition to the other rights provided by this Agreement or by the Act, and except as limited by Section 8.5(c), each Limited Partner shall have the right, for a purpose reasonably related to such Limited Partner’s interest as a Limited Partner in the Partnership, upon written demand with a statement of the purpose of such demand:

(i)                         to obtain from the General Partner (unless available on the internet) a copy of (A) the most recent annual and quarterly reports filed with the SEC by VTR pursuant to the Exchange Act and (B) each report or other written communication sent to the shareholders of the VTR;

(ii)                          to obtain a copy of the most recent annual and quarterly balance sheet, income statement, and related financial statements prepared by the Partnership;

(iii)                          to obtain a copy of the Partnership’s federal, state and local income tax returns for each Partnership Year;

(iv)                       to obtain a current list of the name and last known business, residence or mailing address of each Partner;

(v)                       to obtain a copy of this Agreement and the Certificate and all amendments thereto, together with executed copies of all powers of attorney pursuant to which this Agreement, the Certificate and all amendments thereto have been executed; and

(vi)                       to obtain true and full information regarding the amount of cash and a description and statement of any other property or services contributed by each Partner and which each Partner has agreed to contribute in the future, and the date on which each became a Partner.

(b)                                 The Partnership shall notify any Limited Partner, on request, of the then current Adjustment Factor or any change made to the Adjustment Factor or the REIT Shares Amount.

(c)                                  Notwithstanding any other provision of this Section 8.5, the General Partner may keep confidential from the Limited Partners, for such period of time as the General Partner determines in its reasonable discretion, any information that: (i) the General Partner reasonably believes to be in the nature of trade secrets or other information, the disclosure of which the General Partner in good faith believes is not in the best interests of the Partnership or could damage the Partnership or its business; or (ii) the Partnership is required by law or by agreement with an unaffiliated third party to keep confidential.

Section 8.6                                    Redemption Rights

(a)                                 Subject to the terms and conditions hereof, at any time following the first (1st) anniversary of the issuance of any Class A Partnership Unit to a Limited Partner, such Limited Partner or its Assignee shall have the right (the “Redemption Right”) to cause the Partnership to redeem all or any portion of the Class A Partnership Units then held by the Limited Partner or its Assignee (a “Redemption”) for a price per Class A Partnership Unit (the “Redemption Price”) equal to the Cash Amount payable within ten (10) Business Days following written notice to the General Partner of the exercise of the Redemption Right; provided, however, that at the election of and in the sole and absolute discretion of the General Partner, the General Partner may elect to assume the Partnership’s obligation with respect to the Redemption (though such assumption shall not relieve the Partnership from such obligation in the event the General Partner fails to fulfill such obligation) and, at the election of and in the sole and absolute discretion of the General Partner, to satisfy the Redemption by paying the Redemption Price in either (i) the Cash Amount or (ii) delivering a number of REIT Shares equal to the REIT Shares Amount, or any combination of the foregoing, and in either case payable within ten (10) Business Days following written notice to the General Partner of the exercise of the Redemption Right. Except for the Redemption Right, no Limited Partner or Assignee shall have the right to require the Partnership to redeem all or a portion of the Partnership Units held by such Limited Partner or Assignee. If a Cash Amount is to be delivered upon a Redemption, the Cash Amount shall be delivered as a certified check payable to the tendering holder of the applicable Class A Partnership Units or, in the Partnership’s or the General Partner’s sole discretion, as the case may be, in immediately available funds via wire transfer to an account or account(s) specified by the tendering holder of the applicable Class A Partnership Units. In the event that the General Partner elects to pay the Redemption Price in the form of REIT Shares, such REIT Shares shall be duly authorized, validly issued, fully paid and non-assessable REIT Shares, free of any pledge, lien, encumbrance or restriction, other than any ownership limit and other restrictions and limitations of the VTR Charter that may apply to such Limited Partner’s acquisition of REIT Shares (collectively, the “Charter Restrictions”). REIT Shares issued in exchange for Class A Partnership Units in a Redemption shall be registered under the Securities Act of 1933, as amended, pursuant to the Registration Rights Agreement. In connection with any Redemption, except as provided in any applicable Charter Restrictions, the receiving party of any REIT Shares shall be deemed the owner of such REIT Shares for all purposes, including, without limitation, rights to vote or consent, receive dividends, and exercise rights, as of the date (with respect to such Redemption, the “Transfer Date”) that is the earlier of (A) the date of receipt of such REIT Shares or (B) ten (10) Business Days following written notice to the General Partner of the exercise of the Redemption Right.

(b)                                 In connection with each Redemption, the Limited Partner or Assignee shall submit (i) such information, certification or affidavit as the General Partner may reasonably require in connection with the application of the ownership limit and other restrictions and limitations of the VTR Charter that may apply to such Limited Partner’s acquisition of REIT Shares, and (ii) such written representations, legal opinions, investment letters, or other similar instruments reasonably necessary, in the General Partner’s reasonable opinion, to effect compliance with the Securities Act of 1933, as amended.

(c)                                  Notwithstanding anything herein to the contrary, with respect to any Redemption pursuant to this Section 8.6:

(i)                           Each holder of a Class A Partnership Unit tendered for Redemption shall continue to own all Class A Partnership Units subject to a Redemption, and be treated as a Limited Partner or Assignee, as the case may be, with respect to all such Class A Partnership Units for all purposes of this Agreement, until the Transfer Date.

(ii)                            No holder of any Class A Partnership Units may effect a Redemption for less than five hundred (500) Class A Partnership Units or, if such holder holds less than five hundred (500) Class A Partnership Units, all of the Class A Partnership Units held by such holder.

(iii)                            Each holder of any Class A Partnership Units may effect a Redemption only once in each fiscal quarter of a twelve (12) month period.

(iv)                             The consummation of such Redemption shall be subject to the expiration or termination of the applicable waiting period, if any, under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

(d)                                 If (x) VTR shall engage in any merger, consolidation or other combination with another Person, a sale of all or substantially all of its assets or stock, or any conversion into another form of entity, and the REIT Shares are converted into or exchanged for stock or other securities of another Person, or cash or other property, (y) VTR fails to qualify as a REIT, or (z) the REIT Shares cease to be listed on any national securities exchange (any event described in clauses (x), (y) or (z) being a “Fundamental Event”), then, from and after the occurrence of such Fundamental Event and, in the case of a Fundamental Event described in (y) or (z) above, only for so long as VTR fails to qualify as a REIT, or the REIT Shares cease to be listed on a national securities exchange, respectively:

(i)                           if the REIT Shares are converted into, or exchanged for, only common equity securities of a REIT that are listed on a national securities exchange (“New REIT Shares”), and cash paid in lieu of fractional shares, every reference in this Agreement to a “REIT Share” or “REIT Shares”

shall subsequently be deemed to be a reference to such New REIT Shares, and the Adjustment Factor shall be adjusted by multiplying the Adjustment Factor in effect immediately prior to such Fundamental Event by the number (which may be a fraction) of such New REIT Shares into which each REIT Share was converted or for which each REIT Share was exchanged in the Fundamental Event; and

(ii)                        in all other cases:

(A)                               upon a subsequent Redemption of a Class A Partnership Unit, the holder thereof shall be entitled to receive, for each Class A Partnership Unit, in lieu of the Cash Amount or the REIT Shares Amount, cash in an amount equal to (1) either (x) if VTR fails to qualify as a REIT, the Market Value of a REIT Share as of the date of such failure, (y) if the REIT Shares cease to be listed on any national securities exchange, the Market Value of a REIT Share as of the fifth business day after the last day on which REIT Shares were listed on a national securities exchange, or (z) in the case of any other Fundamental Event, the fair market value of the cash, securities or other property into which the REIT Shares were converted, or for which the REIT Shares were exchanged, multiplied by (2) a fraction, the numerator of which is the Share Price Index on the Redemption Date and the denominator of which is the Share Price Index on the date the Fundamental Event was effected; and

(B)                               the Preferred Return Per Unit shall be subsequently calculated with a cumulative increase occurring on the 10th day of each of February, May, August and November of each year (each, an “Adjustment Date”) in an amount equal to the product of (1) the regular quarterly cash dividend most recently paid by VTR prior to such Fundamental Event, and (2) a fraction the numerator of which is the average regular quarterly dividend paid by the companies in the Reference Group as of such Adjustment Date, and the denominator of which is the average regular quarterly dividend paid by the companies in the Reference Group as of the date of the Fundamental Event; provided, however, that if any event occurs after the date of the Fundamental Event with respect to any shares of common stock included in the Reference Group that would unfairly distort the average regular quarterly dividend as of any Adjustment Date, including, without limitation, a stock dividend, stock split, share combination or other event that, if applicable to the REIT Shares would result in an adjustment to the Adjustment Factor, then the General Partner shall make an appropriate adjustment to the average regular quarterly dividend as of the Adjustment Date.

(e)                                  The provisions of Section 8.6(d) shall apply to successive Fundamental Events.

(f)                                   If, in connection with an Equivalent Class A Partnership Unit Value Transaction (as set forth in the definition of “Adjustment Factor”), the Partnership declares and issues to each Limited Partner with respect to each Class A Partnership Unit then held by such Limited Partner (each such Class A Partnership Unit, an “Existing Class A Partnership Unit”) a number of new Class A Partnership Units (or fraction thereof) in lieu of any adjustment to such Adjustment Factor as provided herein (each such new Class A Partnership Unit (or fraction thereof), an “Additional Class A Partnership Unit”), such Limited Partner or its Assignee may exercise its Redemption Right pursuant Section 8.6(a) hereof with respect to any Additional Class A Partnership Unit at anytime after the date on which such Limited Partner is first entitled to exercise its Redemption Right with respect to the applicable Existing Class A Partnership Unit as to which such Additional Class A Partnership Unit was issued. Any REIT Shares issued in exchange for Additional Class A Partnership Units in a Redemption shall be registered under the Securities Act of 1933, as amended, pursuant to the Registration Rights Agreement.

Section 8.7                                    Call Right

(a)                                 On and after the date on which the aggregate Class A Partnership Units outstanding represent less than five percent (5%) of all outstanding Partnership Units, the Partnership shall have the right, but not the obligation, from time to time and at any time to redeem any and all outstanding Class A Partnership Units by treating any holder thereof as having exercised a Redemption Right pursuant to Section 8.6 hereof for the amount of Class A Partnership Units specified by the General Partner, in its sole and absolute discretion, by notice to the holder of such Class A Partnership Units that the Partnership has elected to exercise its rights under this Section 8.7(a).

(b)                                 The Partnership shall have the right, but not the obligation, at any time to redeem all outstanding Class A Partnership Units by treating the holders thereof as having exercised their Redemption Rights pursuant to Section 8.6 hereof for all of their Class A Partnership Units , by notice to the holders of such Class A Partnership Units that the Partnership has elected to exercise its rights under this Section 8.7(b); provided, that, in addition to the Redemption Price, the Partnership pays a Make Whole Payment to each holder whose Class A Partnership Units are redeemed pursuant to this Section 8.7(b) to the extent required by the Tax Protection Agreement.

(c)                                  Provided that the Partnership has received a Foreclosure Notice pursuant to and in accordance with Section 11.3(a), immediately prior to the occurrence of a Foreclosure Event, the Partnership shall redeem the Unit Collateral held by a Margin Loan Partner that is subject to such Foreclosure Event by treating such Margin Loan Partner as having exercised a Redemption Right pursuant to Section 8.6 hereof. In such a case, the General Partner may elect to assume the Partnership’s obligations under Section 8.6 and to satisfy the Redemption by paying the Redemption Price in REIT Shares. To the extent provided by law, a Redemption pursuant to this Section 8.7(c) shall be deemed to occur immediately prior to the occurrence of a Foreclosure Event even if the Margin Loan Partner fails to give the Partnership a Foreclosure Notice prior to such redemption, and the lender with respect to the Margin Loan shall have no right to, and shall not, acquire the Unit Collateral, but shall instead only have a right to acquire the consideration received or to be received by such Margin Loan Partner in such Redemption.

Section 8.8                                    Confidentiality

Each Limited Partner and Assignee shall keep confidential the provisions of this Agreement, all understandings, agreements and other arrangements between and among the parties, and all other non-public information received from or otherwise relating to, the Partnership and its Affiliates, except that a Limited Partner shall be entitled to disclose such confidential information (a) to its lawyers, accountants and other service providers as reasonably necessary in the furtherance of such Limited Partner’s bona fide interests; (b) in connection with any transfer of Partnership Units, to the prospective assignee or Substituted Limited Partner; (c) in connection with any loan permitted by this Agreement to be secured by a pledge of Partnership Units, to a prospective lender; and (d) as otherwise required by law or judicial process; provided, however, that any Limited Partner or Assignee may disclose to any and all Persons the tax treatment and tax structure of the transaction contemplated by this Agreement and all materials of any kind that are provided to such party relating to such tax treatment and tax structure.

ARTICLE IX

BOOKS, RECORDS, ACCOUNTING AND REPORTS

Section 9.1                                    Records and Accounting

The General Partner shall keep or cause to be kept at the principal office of the Partnership those records and documents required to be maintained by the Act and other books and records deemed by the General Partner to be appropriate with respect to the Partnership’s business, including without limitation, all books and records necessary to provide to the Partners any information, lists and copies of documents required to be provided pursuant to Section 9.3 hereof. Any records maintained by or on behalf of the Partnership in the regular course of its business may be kept in electronic form; provided that the records so maintained are convertible into clearly legible written form within a reasonable period of time. The books of the Partnership shall be maintained, for financial and tax reporting purposes, on an accrual basis in accordance with GAAP.

Section 9.2                                    Fiscal Year

The fiscal year of the Partnership shall be the calendar year.

Section 9.3                                    Reports

(a)                                 The Partnership shall mail to each Limited Partner no later than ninety (90) days after the close of each Partnership Year an annual report containing an unaudited balance sheet and an unaudited income statement of the Partnership for such Partnership Year, prepared in accordance with GAAP (except for the absence of footnotes).

(b)                                 The Partnership shall mail to each Limited Partner no later than sixty (60) days after the close of each calendar quarter (except the last calendar quarter of each year), an unaudited balance sheet and an unaudited income statement of the Partnership for such quarter, prepared in accordance with GAAP (except for the absence of footnotes).

(c)                                  All accounting and other professional costs and fees associated with the preparation, compilation, review, audit, and any other matters relating to the Partnership’s records, financial statements and reports, tax returns, and any other Partnership items described in the preceding paragraphs shall be at the expense of the Partnership, not the General Partner.

ARTICLE X

TAX MATTERS

Section 10.1                             Preparation of Tax Returns

The General Partner shall arrange for the preparation and timely filing of all returns with respect to Partnership income, gains, deductions, losses and other items required of the Partnership for federal and state income tax purposes and shall use all reasonable efforts to furnish, as soon as practicable after the close of each taxable year, but in no event later than one hundred and eighty (180) days after the close of each taxable year, the tax information reasonably required by the Limited Partners for federal and state income tax reporting purposes.

Section 10.2                             Tax Elections

(a)                                 Except as otherwise provided herein, the General Partner shall, in reasonable discretion, determine whether to make any available election pursuant to the Code, including, without limitation, the election under Section 754 of the Code.

(b)                                 The General Partner shall not elect to treat the Partnership as an association taxable as a corporation under the Code, and, if applicable, for purposes of state and local law.

Section 10.3                             Tax Matters Partner and Partnership Representative

(a)                                 For all taxable years ending on or before December 31, 2017 in which the TEFRA Partnership Audit Rules apply, the General Partner shall be the tax matters partner as defined in Section 6231 of the TEFRA Partnership Audit Rules (the “Tax Matters Partner”). The Tax Matters Partner is authorized, but not required: (i) to enter into any settlement with the IRS with respect to any administrative or judicial proceedings for the adjustment of Partnership items required to be taken into account by a Partner for income tax purposes (such administrative proceedings being referred to as a “tax audit” and such judicial proceedings being referred to as “judicial review”), and in the settlement agreement the Tax Matters Partner may expressly state that such agreement shall bind all Partners, except that such settlement agreement shall not bind any Partner: (a) who (within the time period prescribed pursuant to the TEFRA Partnership Audit Rules and corresponding Regulations) files a statement with the IRS providing that the Tax Matters Partner shall not have the authority to enter into a settlement agreement on behalf of such Partner; or (b) who is a “notice partner” (as defined in Section 6231(a)(8) of the TEFRA Partnership Audit Rules) or a member of a “notice group” (as defined in Section 6223(b)(2) of the TEFRA Partnership Audit Rules); (ii) in the event that a notice of a final administrative adjustment at the Partnership level of any item required to be taken into account by a Partner for tax purposes (a “final adjustment”) is mailed to the Tax Matters Partner, to seek judicial review of such final adjustment, including the filing of a petition for readjustment with the Tax Court or the District Court of the United States for the district in which the Partnership’s principal place of business is located; (iii) to intervene in any action brought by any other Partner for judicial review of a final adjustment; (iv) to file a request for an administrative adjustment with the IRS and, if any part of such request is not allowed by the IRS, to file an appropriate pleading (petition or complaint) for judicial review with respect to such request; (v) to enter into an agreement with the IRS to extend the period for assessing any tax which is attributable to any item required to be taken account of by a Partner for tax purposes, or an item affected by such item; and (vi) to take any other action on behalf of the Partners or the Partnership in connection with any tax audit or judicial review proceeding to the extent permitted by applicable law or regulations. Notwithstanding anything to the contrary in this Section 10.3(a), the Consent of the Class A Limited Partners (which approval or disapproval shall not be unreasonably withheld or delayed) shall be required to settle any administrative proceeding or institute or settle any judicial proceeding with respect to tax issues if such action (a) is reasonably likely to materially and adversely affect the holders of the Class A Partnership Units in the aggregate, and (b) does not adversely affect VTR’s tax status as a REIT.

(b)                                 For all taxable years of the Partnership beginning on or after January 1, 2018 the General Partner (or any other person or entity designated in the sole discretion of the General Partner) shall be the “Partnership Representative” as defined by the Revised Partnership Audit Procedures. The Partnership Representative shall be permitted to take any and all actions under the Code and the Treasury Regulations, and shall have any powers necessary to perform fully in such capacity. In such regard, and without limiting the foregoing, the Partnership Representative shall have all rights, power and authority for the making of any election and the conduct of, and the decision to initiate (where applicable), any administrative or judicial review involving the Partnership under the Code, with respect to (i) an Internal Revenue Service examination of the Partnership, (ii) a request for administrative adjustment filed by the Partnership, (iii) the filing of a petition for readjustment (including choice of judicial forum) with respect to a final notice of partnership adjustment, (iv) the appeal of an adverse judicial decision, (v) the compromise, settlement or dismissal of any such proceedings on such terms as the Partnership Representative, in consultation with the Partnership’s tax advisors, deems appropriate, taking into account the collective interests of the Partner and former Partner affected thereby, and (vi) the making of an election under Code Sections 6225 and 6226 that it considers necessary and appropriate. If the consent or agreement of the Partners is at any time required in order to make effective any of the foregoing elections, each person or entity that is or has been a Partner does hereby give its consent to the making of such election for the duration of the term of the Partnership. Partners shall take such actions requested by the Partnership Representative consistent with any such elections made and actions requested by the Partnership Representative, including by filing amended tax returns and paying any tax due in accordance with Code Section 6225(c)(2). Each Partner, on the Partner’s tax return, shall treat each item of income, gain, loss, deduction, or credit attributable to the Partnership in a manner which is consistent with the treatment of such income, gain, loss, deduction, or credit on the Partnership’s tax return.

(c)                                  If notwithstanding the foregoing, the Partnership is subject to any tax liabilities (which, include the tax, any penalties and interest) under Section 6225 of the Code, the Partnership Representative shall allocate among the Partners any tax liability imposed under Section 6225 of the Code in a manner it reasonably determines to be fair and equitable attributable to a Partner by deducting from Capital Accounts or reducing amounts otherwise distributable to Partners. Any tax liabilities so allocated shall be treated as distributions deemed distributed under Article V. To the extent that a portion of the tax liabilities imposed under Code Section 6225 for a prior year relates to a former Partner, the Partnership Representative may require a former Partner to indemnify the Partnership for its allocable portion of such liability. The Partnership Representative shall seek payment from each Partner (including any former Partner) for its allocable amount, and each such Partner hereby agrees to pay such amount to the Partnership (such amount shall not be treated as a Capital Contribution). Any such amount not paid by a Partner (or former Partner) within a reasonable time after requested by the Partnership Representative shall accrue interest at 8% until paid, and such Partner (or former Partner) shall also be liable to the Partnership for any damages resulting from a delay in making such payment beyond the date such payment is requested by the Partnership Representative. Each Partner acknowledges that, notwithstanding the transfer of all or any portion of its interest in the Partnership, pursuant to this Section 10.3(c) it may remain liable for tax liabilities with respect to its allocable share of income and gain of the Partnership for the Partnership’s taxable years (or portions thereof) prior to such transfer or redemption, as applicable, under Code Section 6225. Without reduction in a Partner’s (or former Partner’s) obligation under the foregoing, any imputed adjustment amount paid by the Partnership that is attributable to a Partner (or former Partner), and that is not paid by such Partner shall be treated as a distribution to such Partner (or former Partner). Expense items attributable to any imputed adjustment amount of the Partnership shall be specially allocated to each Partner in proportion to which such Partner bears the cost of such imputed adjustment amount.

(d)                                 [Intentionally Omitted.]

(e)                                  The Partnership shall indemnify and reimburse the Tax Matters Partner or the Partnership Representative, as applicable, for all expenses incurred by it in its capacity as such, including legal and accounting fees, claims, liabilities, losses and damages incurred in connection with any judicial review, tax audit or similar proceeding with respect to the tax liability of the Partners. Neither the Tax Matters Partner, the Partnership Representative nor any other Partner or Person shall have any obligation to provide funds for such purposes. The taking of any action and the incurring of any expense by the Tax Matters Partner or the Partnership Representative in connection with any such proceeding, except to the extent required by law, are matters that are in the sole discretion of the Tax Matters Partner or the Partnership Representative, as applicable, and the provisions of limitations of liability of the Partners and indemnification set forth in Section 7.7 shall be fully applicable to the Tax Matters Partner or the Partnership Representative, as applicable, in its capacity as such.

(f)                                   The provisions of this Section 10.3 shall survive the termination of the Partnership (as well as any termination, purchase or redemption of any Partner’s Partnership Interest for any reason whatsoever), and shall remain binding on the Partners and all former Partners for a period of time necessary to resolve with the appropriate taxing authorities any and all matters regarding the taxation of (A) the Partnership and (B) the Partners by reason of their Partnership Interest.

Section 10.4                             Organizational Expenses

The Partnership shall elect to deduct expenses, if any, incurred by it in organizing the Partnership ratably as provided in Section 709 of the Code.

Section 10.5                             Withholding

Each Partner hereby authorizes the Partnership to withhold from, or pay on behalf of or with respect to, such Partner any amount of federal, state, local or foreign taxes that the General Partner reasonably determines that the Partnership is required to withhold or pay with respect to any amount payable, distributable or allocable to such Partner pursuant to this Agreement, including, without limitation, any taxes required to be withheld or paid by the Partnership pursuant to Sections 1441, 1442, 1445, or 1446 of the Code and any amounts attributable to a Partner that are paid or incurred under the Revised Partnership Audit Procedures (including any interest and penalties). Any amount paid on behalf of or with respect to any Partner shall constitute a loan by the Partnership to such Partner, which loan shall be repaid by such Partner within fifteen (15) days after notice from the General Partner that such payment must be made, unless: (i) the Partnership withholds such payment from a distribution which would otherwise be made to the Partner; or (ii) the General Partner determines that such payment may be satisfied out of the available funds of the Partnership which would, but for such payment, be distributed to the Partner. Any amounts withheld pursuant to the foregoing clauses (i) or (ii) shall be treated as having been distributed to such Partner. Each Partner hereby unconditionally and irrevocably grants to the Partnership a security interest in such Partner’s Partnership Interest to secure such Partner’s obligation to pay to the Partnership any amounts required to be paid pursuant to this Section 10.5. In the event that a Partner fails to pay any amounts owed to the Partnership pursuant to this Section 10.5 when due, the General Partner may, in its sole and absolute discretion, elect to make the payment to the Partnership on behalf of such defaulting Partner, and shall succeed to all rights and remedies of the Partnership as against such defaulting Partner. Without limitation, in such event the General Partner shall have the right to receive distributions that would otherwise be distributable to such defaulting Partner until such time as such loan, together with all interest thereon, has been paid in full, and any such distributions so received by the General Partner shall be treated as having been distributed to the defaulting Partner and immediately paid by the defaulting Partner to the General Partner in repayment of such loan. Any amounts payable by a Partner hereunder shall bear interest at the base rate on corporate loans at large United States money center commercial banks, as published from time to time in the Wall Street Journal, plus four (4) percentage points (but not higher than the maximum lawful rate), such interest to accrue from the date such amount is due (i.e., fifteen (15) days after demand) until such amount is paid in full. Each Partner shall at its own expense take such actions as the Partnership or the General Partner shall request in order to perfect or enforce the security interest created hereunder.

Section 10.6                             Other Allocations

(a)                                 Any gain allocated to the General Partner and the Limited Partners upon the sale or other taxable disposition of any Partnership asset shall, to the extent possible, after taking into account other required allocations of gain pursuant to Exhibit B, be characterized as Recapture Income in the same proportions and to the same extent as such Partners have been allocated any deductions directly or indirectly giving rise to the treatment of such gains as Recapture Income.

(b)                                 In the event that (i) any modifications are made to the Code or any Regulations, (ii) any changes occur in any case law applying or interpreting the Code or any Regulations, (iii) the IRS changes or clarifies the manner in which it applies or interprets the Code or any Regulations or any case law applying or interpreting the Code or any Regulations or (iv) the IRS adjusts the reporting of any of the transactions contemplated by this Agreement which, in each case, in the opinion of an independent tax counsel, either (a) requires allocations of items of income, gain, loss, deduction or credit or (b) requires reporting of any of the transactions contemplated by this Agreement in a manner different from that set forth in this Article X or Exhibit B, the General Partner is hereby authorized to make new allocations or report any such transactions (as the case may be) in reliance of the foregoing; provided, however, that such new allocations or the reporting of any transaction (as the case may be) does not have a detrimental effect on the distributions and allocations to the Limited Partners pursuant to Articles V, VI or XIII. Any such new allocations and reporting shall be deemed to be made pursuant to the fiduciary duty of the Partners, and no such new allocation or reporting shall give rise to any claim or cause of action by any Partner.

Section 10.7                             Consistent Tax Reporting

The Partners acknowledge and are aware of the income tax consequences of the allocations made by Article VI and Section 10.6 and hereby agree to be bound by such provisions in reporting their shares of Net Income, Net Loss and other items of income, gain, loss, deduction and credit for federal, state and local income tax purposes.

ARTICLE XI

TRANSFERS AND WITHDRAWALS

Section 11.1                             Transfer

(a)                                 The term “transfer” when used in this Article XI with respect to a Partnership Unit shall be deemed to refer to a transaction by which the General Partner purports to assign all or any part of its General Partner Interest to another Person or by which a Limited Partner purports to assign all or any part of its Limited Partner Interest to another Person, and includes a sale, assignment, gift, pledge, encumbrance, hypothecation, mortgage, exchange or any other disposition by law or otherwise. The term “transfer” when used in this Article XI does not include any acquisition of Partnership Units by the General Partner from any Limited Partner, nor does it include any grant of a security interest or any related action involving levy, execution, or the like contemplated under Section 10.5 of this Agreement.

(b)                                 No Partnership Interest shall be transferred, in whole or in part (including any interest therein), except in accordance with the terms and conditions set forth in this Article XI. Any transfer or purported transfer of a Partnership Interest not made in accordance with this Article XI shall be null and void ab initio, and the Partnership shall have no duty or obligation to recognize the transferee as a partner or holder of any interest whatsoever in the Partnership, and the transferee shall have no rights, interests or claims in or against the Partnership or any Partner.

(c)                                  No part of the interest of a Partner shall be subject to the claims of any creditor, to any spouse for alimony or support, or to legal process, and may not be voluntarily or involuntarily alienated or encumbered except as may be specifically provided for in this Agreement.

Section 11.2                             Transfer of the General Partner’s Interests

(a)                                 The General Partner shall not withdraw from the Partnership and shall not transfer all or any portion of the General Partner Interest (whether by sale, disposition, liquidation or otherwise) except for (i) a withdrawal or transfer effected with the Consent of the Class A Limited Partners; or (ii) a transfer of all of the General Partner Interest to any Affiliate of VTR, so long as VTR remains obligated pursuant to Article XVI hereof, and the related withdrawal of such General Partner. It is a condition to any transfer of the General Partner Interest otherwise permitted hereunder that the transferee assume, by operation of law or express agreement, all of the obligations of the transferor General Partner under this Agreement. Upon any transfer of the General Partner Interest in accordance with the provisions of this Section 11.2, (A) the transferor shall be deemed to have withdrawn as General Partner and shall thereafter be relieved of its obligations as General Partner under this Agreement, and (B) the transferee shall become a successor General Partner for all purposes herein, and shall be vested with the powers and rights of the transferor General Partner, and shall be liable for all obligations and responsible for all duties of the General Partner arising after such transfer. In the event that the General Partner withdraws from the Partnership in violation of this Agreement or dissolves or terminates, or upon the bankruptcy of the General Partner, Limited Partners holding a majority of Class A Partnership Units may elect to continue the Partnership business by selecting a successor General Partner in accordance with the Act.

(b)                                 Except in connection with a Fundamental Event, or a merger, consolidation or conversion of the Partnership effected pursuant to Section 14.4, the General Partner shall not engage in any merger, consolidation or other combination with another Person, a sale of all or substantially all of its assets or stock or other equity interests, or a conversion into another form of entity unless the surviving entity or transferee, as the case may be, in such transaction is an Affiliate of VTR, and VTR remains obligated under Article XVI hereof.

Section 11.3                             Limited Partners’ Rights to Transfer

(a)                                 Except for a transfer to the General Partner, the Operating Partnership, any other Affiliate of the General Partner (or its successors, assignees, affiliates and designees) or any other Limited Partner, a Limited Partner shall not transfer all or any portion of its Partnership Interest, or any of such Limited Partner’s economic rights as a Limited Partner without the prior written consent of the General Partner, which may be withheld in the General Partner’s sole discretion; provided, however, that notwithstanding the foregoing or any other provisions of this Agreement, any Limited Partner or Assignee may, subject to the provisions of Sections 8.7, 11.4 and 11.6(d), but without the requirement of first obtaining the consent of the General Partner, (i) pledge all or any portion of its Partnership Interest to a lending institution that (A) is not an Affiliate of such Limited Partner or Assignee, and (B) is not a lender to the Partnership or any person who is related (within the meaning of Regulations Section 1.752-4(b)) to any lender to the Partnership, in each case, as collateral or security for a bona fide loan or other extension of credit, and transfer such pledged Partnership Interest to such lending institution in connection with the exercise of remedies under such loan or extension of credit, or (ii) transfer all or any portion of its Partnership Interest, or any of such Limited Partner’s or Assignee’s economic rights as a Limited Partner, (A) to a partner in such Limited Partner or Assignee in liquidation of such partner’s interest in such Limited Partner or Assignee, (B) to an immediate family member of such Limited Partner or Assignee, (C) to a family planning trust, a corporation, general or limited partnership, limited liability company or other legal entity in which the Limited Partner or Assignee (together with their immediate family members) has a 50% or greater economic interest, or (D) to an organization described in Sections 170(b)(1)(A), 170(c)(2) or 501(c)(3) of the Code, so long as any such transfer would not otherwise violate the provisions of this Agreement; provided, further, however, that any such transferee shall first have executed and delivered a written agreement, in form and substance reasonably satisfactory to the General Partner, agreeing to be bound by the terms of this Agreement. At least 20 days prior to undertaking the pledge described in clause (i) above, the Limited Partner shall provide written notice thereof to the Partnership (the “Pledge Notice”). Promptly upon receipt of the Pledge Notice, the General Partner shall provide to the Limited Partner a detailed list of all lenders to the Partnership. The General Partner hereby agrees to cooperate with any Limited Partner or Assignee in connection with a pledge permitted in clause (i) above. A Margin Loan Partner shall provide the Partnership with prompt notice of any default under any Margin Loan of such Partner. At least 10 days prior to the occurrence of a Foreclosure Event, a Margin Loan Partner shall provide the Partnership with written notice (the “Foreclosure Notice”) of the pending Foreclosure Event.

(b)                                 If a Limited Partner is subject to Incapacity, the partners, executor, administrator, trustee, committee, guardian, conservator or receiver of such Limited Partner’s estate shall have all of the rights of a Limited Partner, but not more rights than those enjoyed by other Limited Partners, for the purpose of settling or managing the estate and such power as the Incapacitated Limited Partner possessed to transfer all or any part of his or its interest in the Partnership. The Incapacity of a Limited Partner, in and of itself, shall not dissolve or terminate the Partnership.

Section 11.4                             Substituted Limited Partners

(a)                                 Except for a transferee permitted pursuant to Section 11.3(a), no Limited Partner shall have the right to substitute a transferee as a Limited Partner in his place. Any transferee permitted pursuant to Section 11.3(a) shall be admitted to the Partnership as a Substituted Limited Partner. In addition, the General Partner shall have the right to consent to the admission of any other transferee of the interest of a Limited Partner pursuant to this Section 11.4 as a Substituted Limited Partner, which consent may be given or withheld by the General Partner in its sole and absolute discretion. The General Partner’s failure or refusal to permit a transferee of any such interests to become a Substituted Limited Partner shall not give rise to any cause of action against the Partnership or any Partner.

(b)                                 A transferee who has been admitted as a Substituted Limited Partner in accordance with this Article XI shall have all the rights and powers and be subject to all the restrictions and liabilities of a Limited Partner under this Agreement.

(c)                                  Upon admission of a Substituted Limited Partner, the General Partner shall update the books and records of the Partnership to reflect the name, address, number of Partnership Units, and Percentage Interest of such Substituted Limited Partner.

Section 11.5                             Assignees

If the General Partner, in its sole and absolute discretion, does not consent to the admission of any transferee as a Substituted Limited Partner, as described in Section 11.4, such transferee shall be considered an Assignee for purposes of this Agreement. An Assignee shall be entitled to all the rights of an assignee of a limited partner interest under the Act, including the right to receive distributions from the Partnership and the share of Net Income, Net Loss, Recapture Income, and any other items, gain, loss deduction and credit of the Partnership attributable to the Partnership Units assigned to such Assignee, the rights to transfer its Partnership Interest provided in this Article XI, and the right of Redemption provided in Section 8.6, but shall not be deemed to be a Limited Partner for any purpose under this Agreement, and shall not be entitled to vote any Partnership Units for any other purpose under this Agreement, and shall not be entitled to vote such Partnership Units in any matter presented to the Limited Partners for a vote (such Partnership Units being deemed to have been voted on such matters in the same proportion as all other Partnership Units held by Limited Partners are voted). In the event any Assignee desires to make a further assignment of any Partnership Units, such Assignee shall be subject to all of the provisions of this Article XI to the same extent and in the same manner as any Limited Partner desiring to make an assignment of Partnership Units. Neither the General Partner nor the Partnership shall have any liability or obligation with respect to any Assignee as to which it does not have notice.

Section 11.6                             General Provisions

(a)                                 No Limited Partner may withdraw from the Partnership other than as a result of a permitted transfer of all such Limited Partner’s Partnership Units in accordance with this Article XI or a Redemption of all of such Limited Partner’s Partnership Units in accordance with Section 8.6, or pursuant to any agreement consented to by the Partnership pursuant to which the Limited Partner’s interests in the Partnership are conveyed and the Limited Partner’s withdrawal is provided for.

(b)                                 Any Limited Partner who shall transfer all of its Partnership Units in a transfer (i) permitted pursuant to this Article XI where such transferee was admitted as a Substituted Limited Partner; (ii) pursuant to the exercise of its rights to effect a Redemption of all of its Partnership Units under Section 8.6 hereof; (iii) pursuant to any agreement of the type referred to in the preceding paragraph; or (iv) pursuant to a combination of transfers of the types specified in the foregoing (i)-(iii) shall cease to be a Limited Partner.

(c)                                  If any Partnership Unit is transferred, or upon the admission or withdrawal of a Partner, in accordance with the provisions of the Agreement during any calendar year, the income or loss attributable to such Partnership Unit for such calendar year shall be divided and allocated among the Partners based upon an interim closing of the Partnership’s books or another permissible method reasonably selected by the General Partner and agreed to by the transferring Partner, the Partner being admitted, or the withdrawing Partner, as applicable. For the purposes of accounting convenience and simplicity, if the “interim closing of the books” method is selected, the Partnership shall treat a transfer of, or any increase or decrease in, a Partnership Unit which occurs at any time during any monthly period as having been consummated on the first day of such monthly period, regardless of when during such monthly period such transfer, increase or decrease actually occurs.

(d)                                 In addition to any other restrictions on transfer herein contained, in no event may any transfer or assignment of a Partnership Interest by any Partner (including any Redemption, any acquisition of Partnership Units by the General Partner or any other acquisition of Partnership Units by the Partnership) be made (and the General Partner may prohibit any such transfer or assignment) (i) to any person or entity who lacks the legal right, power or capacity to own a Partnership Interest; (ii) if such transfer or assignment would, in the reasonable opinion of legal counsel to the Partnership or the General Partner, require registration under the Securities Act of 1933, as amended, or would otherwise violate any applicable laws or regulations; (iii) of any component portion of a Partnership Interest, such as the Capital Account, or rights to distributions, separate and apart from all other components of a Partnership Interest; (iv) if such transfer would, based upon the advice of legal counsel to the Partnership or the General Partner, adversely affect the ability of VTR to continue to qualify as a REIT or to comply with the requirements of the Code and Regulations applicable to REITs or subject the General Partner or VTR to any additional taxes under Section 857 or Section 4981 of the Code; (v) if such transfer would, based on the advice of counsel to the Partnership or the General Partner, cause a termination of the Partnership for federal or state income tax purposes (except as a result of the Redemption (or acquisition by the General Partner) of all Class A Partnership Units held by all Limited Partners); (vi) if such transfer would, in the reasonable opinion of legal counsel to the Partnership or the General Partner, cause the Partnership to cease to be classified as a partnership for federal income tax purposes (except as a result of the Redemption (or acquisition by the General Partner) of all Class A Partnership Units held by all Limited Partners); (vii) if such transfer would cause the Partnership to become, with respect to any employee benefit plan subject to Title I of ERISA, a “party-in-interest” (as defined in ERISA Section 3(14)) or a “disqualified person” (as defined in Code Section 4975(c)); (viii) if such transfer would, in the opinion of legal counsel to the Partnership or the General Partner, cause any portion of the assets of the Partnership to constitute assets of any employee benefit plan pursuant to Department of Labor Regulations Section 2510.2-101; (ix) if such transfer requires the registration of such Partnership Interest pursuant to any applicable federal or state securities laws; (x) if such transfer is effectuated through an “established securities market” or a “secondary market (or the substantial equivalent thereof)” within the meaning of Section 7704 of the Code, or causes the Partnership to become a “publicly traded partnership,” as such term is defined in Code Section 469(k)(2) or Code 7704(b), unless PTP Alternatives (i) through (iii) apply; or (xi) if such Transfer subjects the Partnership to regulation under the Investment Company Act of 1940, the Investment Advisors Act of 1940 or ERISA, each as amended; provided, however, that in the case of clauses (iv), (vi) and (x) (the restrictions in such clauses, the “PTP Restrictions”), the Partnership shall use its commercially reasonable efforts not prohibit a transfer under the PTP Restrictions by:

(i)                           First, if the Partnership satisfies the private placement safe harbor set forth in Treasury Regulations Section 1.7704-1(h), relying on such safe harbor;

(ii)                           Second, if the Partnership satisfies the qualifying income exception of Sections 7704(c) and (d) of the Code (the “Qualifying Income Exception”), relying on such exception;

(iii)                             Third, if the Partnership satisfies or could satisfy any other requirements that would avoid the need to use the PTP Restriction (e.g., by satisfying the Qualifying Income Exception and by not managing the investments of third parties), by taking all actions to satisfy such requirements, with the advance written consent of a majority in interest of the Limited Partners holding Class A Partnership Units;

(iv)                         Fourth, extending, to up to 30 days, the period of time between the exercise of a Redemption Right and the payment or measurement of the Redemption Price. If the Partnership reasonably believes that such redemption period would not eliminate the need to prohibit a transfer under the PTP Restrictions, it will notify the holders of Class A Partnership Units. The Partnership has no present intention to assert that the extension of period of time to 30 days is not sufficient to avoid the use of the PTP Restrictions.

The alternatives in clauses (i) through (iv) above (collectively, the “PTP Alternatives”) shall apply in the order of priority listed, except that the Partnership shall use its commercially reasonable efforts to satisfy the Qualifying Income Exception at all times that such exception is available. In addition, the PTP Alternatives shall only apply to the extent they are available under applicable law from time to time and the Partnership reasonably determines that their use is necessary to, and would, eliminate the Partnership’s need to apply the PTP Restrictions. The Partnership will promptly provide notice to the holders of Class A Partnership Units if it expects to use the PTP Alternatives listed in clauses (iii) or (iv) above. With the Consent of the Class A Limited Partners, the Partnership’s use of any PTP Alternative shall be terminated (resulting in the application of the PTP Restrictions), provided that the termination in the use of such PTP Alternative shall be implemented in a manner that does not cause the Partnership to become taxable as a corporation for Federal income tax purposes.

ARTICLE XII

ADMISSION OF NEW PARTNERS

Section 12.1                             Admission of Successor General Partner

A successor to all of the General Partner Interest pursuant to Section 11.2 hereof who is proposed to be admitted as successor General Partner shall be admitted to the Partnership as the General Partner, effective upon such transfer. The admission of any such transferee shall not cause a dissolution of the Partnership and such transferee shall carry on the business of the Partnership in accordance with the terms and provisions of this Agreement. In each case, the admission shall be subject to the successor General Partner executing and delivering to the Partnership an acceptance of all of the terms and conditions of this Agreement and such other documents or instruments as may be required to effect the admission. In the case of such admission on any day other than the first day of a Partnership Year, all items attributable to the General Partner Interest for such Partnership Year shall be allocated between the transferring General Partner and such successor as provided in Section 11.6(c) hereof.

Section 12.2                             Admission of Additional Limited Partners

(a)                                 Subject to the terms and conditions of Section 4.3 hereof and Section 12.2(c) below, a Person who makes a Capital Contribution to the Partnership in accordance with this Agreement shall be admitted to the Partnership as an Additional Limited Partner only upon furnishing to the General Partner (i) evidence of acceptance in form reasonably satisfactory to the General Partner of all of the terms and conditions of this Agreement, including, without limitation, the power of attorney granted in Section 2.4, and (ii) such other documents or instruments as may be required in the sole and absolute discretion of the General Partner in order to effect such Person’s admission as an Additional Limited Partner.

(b)                                 Notwithstanding anything to the contrary in this Section 12.2, and except as expressly permitted pursuant to this Section 12.2(c) hereof, no Person shall be admitted as an Additional Limited Partner without the consent of the General Partner (which consent is hereby given with respect to those Persons to whom Class A Partnership Units may be issued pursuant to the Contribution Agreement) and the Consent of the Class A Limited Partners, which consent may be given or withheld by each Limited Partner and the General Partner in its sole and absolute discretion. The admission of any Person as an Additional Limited Partner shall become effective on the date upon which the name of such Person is recorded on the books and records of the Partnership, following the consent of the General Partner and to the extent required, the Consent of the Class A Limited Partners, to such admission.

(c)                                  Notwithstanding anything to the contrary in this Section 12.2 or elsewhere in this Agreement, after the Effective Date the General Partner may, without the Consent of the Class A Limited

Partners, (i) admit one or more Additional Limited Partners and issue Class A Partnership Units to such Person(s) and (ii) acquire any of the Real Properties, Pipeline Properties and/or PMB Sponsored Properties, in each instance, in connection with the closing of any transactions contemplated by the Contribution Agreement, the Pipeline Agreement, such other acquisition or contribution agreement executed by the Partnership in connection with any PMB Sponsored Properties or consummated in connection therewith.

(d)                                 If any Additional Limited Partner is admitted to the Partnership on any day other than the first day of a Partnership Year, then Net Income, Net Loss, each item thereof and all other items allocable among Partners and Assignees for such Partnership Year shall be allocated among such Additional Limited Partner and all other Partners and Assignees by taking into account their varying interests during the Partnership Year in accordance with Section 706(d) of the Code, using the interim closing of the books method. Solely for purposes of making such allocations, each of such items for the calendar month in which an admission of any Additional Limited Partner occurs shall be allocated among all of the Partners and Assignees, including such Additional Limited Partner. All distributions of Available Cash with respect to which the Partnership Record Date is before the date of such admission shall be made solely to Partners and Assignees, other than the Additional Limited Partner, and all distributions of Available Cash thereafter shall be made to all of the Partners and Assignees, including such Additional Limited Partner.

Section 12.3                             Amendment of Agreement and Certificate of Limited Partnership

For the admission to the Partnership of any Partner, the General Partner shall take all steps necessary and appropriate under the Act to amend the records of the Partnership and, if necessary, to prepare as soon as practical an amendment to this Agreement and, if required by law, shall prepare and file an amendment to the Certificate and may for this purpose exercise the power of attorney granted pursuant to Section 2.4.

ARTICLE XIII

DISSOLUTION, LIQUIDATION AND TERMINATION

Section 13.1                             Dissolution

The Partnership shall not be dissolved by the admission of Substituted Limited Partners or Additional Limited Partners or by the admission of a successor General Partner in accordance with the terms of this Agreement. Upon the withdrawal of the General Partner, any successor General Partner shall continue the business of the Partnership. The Partnership shall dissolve, and its affairs be wound up, only upon the first to occur of any of the following (each, a “Liquidating Event”):

(a)                                 other than an event of bankruptcy, the Incapacity of the General Partner or an event of withdrawal of the General Partner, as such withdrawal is permitted by and defined in the Act, unless within ninety (90) days after such Incapacity or event of withdrawal, the remaining Partners holding a majority in interest of the issued and outstanding Partnership Units agree in writing to continue the business of the Partnership and to the appointment, effective as of the date of such Incapacity or event of withdrawal, of a substitute General Partner;

(b)                                 entry of a decree of judicial dissolution of the Partnership pursuant to the provisions of the Act;

(c)                                  a Terminating Capital Transaction; or

(d)                                 a final and non-appealable judgment is entered by a court of competent jurisdiction ruling that the General Partner is bankrupt or insolvent, or a final and non-appealable order for relief is entered by a court with appropriate jurisdiction against the General Partner, in each case, under any federal or state bankruptcy or insolvency laws as now or hereafter in effect, unless prior to the entry of such order or judgment, the remaining Partners holding a majority in interest of the issued and outstanding Partnership Units agree in writing to continue the business of the Partnership and to the appointment, effective as of a date prior to the date of such order or judgment, of a substitute General Partner.

Section 13.2                             Winding Up

(a)                                 Upon the occurrence of a Liquidating Event, the Partnership shall continue solely for the purposes of winding up its affairs in an orderly manner, liquidating its assets, and satisfying the claims of its creditors and Partners. After the occurrence of a Liquidating Event, no Partner shall take any action that is inconsistent with, or not necessary to or appropriate for, the winding up of the Partnership’s business and affairs. The General Partner or, in the event there is no remaining General Partner, any Person elected by a majority in interest of the Limited Partners (the General Partner or such other Person being referred to herein as the “Liquidator”), shall be responsible for overseeing the winding up and dissolution of the Partnership and shall take full account of the Partnership’s liabilities and property, and the Partnership property shall be liquidated as promptly as is consistent with obtaining the fair value thereof, and the proceeds therefrom shall be applied and distributed in the following order:

(i)                           First, to the satisfaction of all of the Partnership’s debts and liabilities to creditors other than the Partners and their Affiliates (whether by payment or the reasonable provision for payment thereof);

(ii)                              Second, pari passu to the satisfaction of all of the Partnership’s debts and liabilities to the Partners and their Affiliates (whether by payment or the reasonable provision for payment thereof); and

(iii)                               The balance, if any, to the General Partner, Limited Partners and their Assignees in accordance with the positive balances in their respective Capital Accounts, after giving effect to all contributions, distributions and allocations for all periods.

The General Partner shall not receive any special compensation for any services performed pursuant to this Article XIII.

(b)                                 Notwithstanding the provisions of Section 13.2(a) hereof which require liquidation of the assets of the Partnership, but subject to the order of priorities set forth therein, if prior to or upon dissolution of the Partnership the Liquidator determines that an immediate sale of part or all of the Partnership’s assets would be impractical or would cause undue loss to the Partners, the Liquidator may defer for a reasonable time the liquidation of any assets except those necessary to satisfy liabilities of the Partnership (including those to Partners and their Affiliates as creditors) and/or distribute to the Partners, in lieu of cash, as tenants in common and in accordance with the provisions of Section 13.2(a) hereof, undivided interests in such Partnership assets as the Liquidator deems not suitable for liquidation. Any such distributions in kind shall be made upon not less than ten (10) days prior written notice to the Partners and only if, in the good faith judgment of the Liquidator, such distributions in kind are in the best interest of the Partners, and shall be subject to such conditions relating to the disposition and management of such properties as the Liquidator deems reasonable and equitable and to any agreements governing the operation of such properties at such time. The Liquidator shall determine the fair market value of any property distributed in kind using such reasonable method of valuation as it may adopt.

(c)                                  In the reasonable discretion of the Liquidator, a pro rata portion of the distributions that would otherwise be made pursuant to this Article XIII may be:

(i)                           distributed to one or more trust(s) established for the benefit of the creditors and the General Partner, Limited Partners and their Assignees for the purposes of liquidating Partnership assets, collecting amounts owed to the Partnership, and paying any contingent, conditional or unmatured liabilities or obligations of the Partnership or the General Partner arising out of or in connection with the Partnership. The assets of any such trust(s) shall be distributed to the creditors and the General Partner, Limited Partners and their Assignees from time to time, in the reasonable direction of the Liquidator, in the same manner and proportions as the amount distributed to such trust (s) by the Partnership would otherwise have been distributed to the creditors and the General Partner, Limited Partners and their Assignees pursuant to this Agreement; and

(ii)                            withheld or escrowed to provide a reasonable reserve for Partnership liabilities (contingent or otherwise) and to reflect the unrealized portion of any installment obligations owed to the Partnership, provided that such withheld or escrowed amounts shall be distributed to the creditors and the General Partner, Limited Partners and their Assignees in the manner and order of priority set forth in Section 13.2(a) as soon as practicable.

Section 13.3                             Compliance with Timing Requirements of Regulations

In the event the Partnership is “liquidated” within the meaning of Regulations Section 1.704-1(b)(2)(ii)(g), distributions shall be made pursuant to this Article XIII to the Partners and Assignees who have positive Capital Account balances in compliance with Regulations Section 1.704-1(b)(2)(ii)(b)(2) to the extent of, and in proportion to, their positive Capital Account balances.

Section 13.4                             Tax Termination (Deemed Contribution and Distribution)

Notwithstanding any other provision of this Article XIII, in the event the Partnership is considered “liquidated” within the meaning of Regulations Section 1.704-1(b)(2)(ii)(g), but no Liquidating Event has occurred, the Partnership’s property shall not be liquidated, the Partnership’s liabilities shall not be paid or discharged, and the Partnership’s affairs shall not be wound up. Instead, for federal income tax purposes, the Partnership shall be deemed to have contributed the property in kind to a new partnership treated as a continuation of the Partnership for federal income tax purposes pursuant to Regulations Section 1.708-1(b)(1)(iv) and the Partnership shall be deemed to liquidate and, in connection with such deemed liquidation, distribute interests in the new partnership to the Partners pro rata in accordance with their respective Capital Account balances immediately prior to such deemed liquidation. The deemed termination and liquidation of the Partnership pursuant to Regulations Section 1.708-1(b)(1)(iv) shall be disregarded for purposes of maintaining and computing the Partners’ Capital Accounts in Exhibit A hereto.

Section 13.5                             Partners

Except as otherwise provided in this Agreement, each Partner shall look solely to the assets of the Partnership for the return of its Capital Contributions and shall have no right, power or claim to demand or receive property other than cash from the Partnership. Except as otherwise provided in this Agreement, no Partner shall have priority over any other Partner as to the return of its Capital Contributions, distributions, or allocations.

Section 13.6                             Notice of Dissolution

If a Liquidating Event occurs or an event occurs that would, but for the provisions of an election or objection by one or more Partners pursuant to Section 13.1, result in a dissolution of the Partnership, the General Partner shall, within thirty (30) days thereafter, provide written notice thereof to each of the Partners, and such other notices as may be required by the Act.

Section 13.7                             Termination of Partnership and Cancellation of Certificate of Limited Partnership

Upon the completion of the liquidation of the Partnership’s assets, as provided in Section 13.2 hereof, a certificate of cancellation shall be filed, the Partnership shall be terminated, and all qualifications of the Partnership as a foreign limited partnership in jurisdictions other than the State of Delaware shall be canceled and such other actions as may be necessary to terminate the Partnership shall be taken.

Section 13.8                             Reasonable Time for Winding-Up

A reasonable time shall be allowed for the orderly winding-up of the business and affairs of the Partnership and the liquidation of its assets pursuant to Section 13.2 hereof, in order to minimize any losses otherwise attendant upon such winding-up, and the provisions of this Agreement shall remain in effect between the Partners during the period of liquidation.

Section 13.9                             Financial Matters

Notwithstanding any other provision of this Agreement to the contrary, if upon a Liquidating Event or the final dissolution and termination of the Partnership and after taking into account all allocations of Net Income and Net Loss (and other tax items under Section 6.1), there remains a deficit in any Partner’s Capital Account, then in no event shall any such Partner shall have an obligation to make any contribution to the capital of the Partnership with respect to such deficit, and such deficit shall not be considered a debt owed to Partnership or to any other Person for any purpose whatsoever.

Section 13.10                      Waiver of Partition and Dissolution

Each Partner hereby waives any right to partition of the Partnership property and any right to initiate, trigger, cause or commence a dissolution or an action for dissolution of the Partnership.

ARTICLE XIV

AMENDMENT OF PARTNERSHIP AGREEMENT; MEETINGS; MERGERS AND CONVERSIONS

Section 14.1                             Procedures for Actions and Consents of Partners

(a)                                 The actions requiring consent or approval of Limited Partners pursuant to this Agreement, including Section 7.3 hereof, or otherwise pursuant to applicable law, are subject to the procedures set forth in this Article XIV.

Section 14.2                             Amendments

Amendments to this Agreement may be proposed by the General Partner or by Limited Partners holding a majority of the outstanding Class A Partnership Units. Following such proposal, the General Partner shall submit any proposed amendment to the Limited Partners. The General Partner shall seek the written consent of the Partners on the proposed amendment or shall call a meeting to vote thereon and to transact any other business that it may deem appropriate. For purposes of obtaining a written consent, the General Partner may require a response within a reasonable specified time, but not less than fifteen (15) days, and failure to respond in such time period shall constitute a consent that is consistent with the General Partner’s recommendation with respect to the proposal; provided, however, that an action shall become effective at such time as requisite consents are received even if prior to such specified time. Except as otherwise expressly provided in this Agreement, including without limitation Section 7.3(c), a proposed amendment shall be adopted and be effective as an amendment hereto if it is approved by the General Partner and the Consent of the Class A Limited Partners.

Section 14.3                             Meetings of the Partners

(a)                                 Meetings of the Partners may be called by the General Partner and shall be called upon the receipt by the General Partner of a written request by Limited Partners holding a majority of the outstanding Class A Partnership Units. Notice of any such meeting shall be given to all Partners not less than seven (7) days nor more than thirty (30) days prior to the date of such meeting, and shall state the nature of the business to be transacted. Partners may vote in person or by proxy at such meeting. Whenever the vote or consent of the Partners is permitted or required under this Agreement, such vote or consent may be given at a meeting of the Partners or may be given in accordance with the procedure prescribed in Section 14.2(b) hereof.

(b)                                 Any action required or permitted to be taken at a meeting of the Partners may be taken without a meeting if a written consent setting forth the action so taken is signed by the General Partner and Limited Partners holding a majority of the outstanding Class A Partnership Units (or such other percentage as is expressly required by this Agreement). Such consent may be in one instrument or in several instruments, and shall have the same force and effect as a vote of the General Partner and Limited Partners holding a majority of the outstanding Class A Partnership Units (or such other percentage as is expressly required by this Agreement). Such consent shall be filed with the General Partner. An action so taken shall be deemed to have been taken at a meeting held on the effective date so certified.

(c)                                  Each Limited Partner may authorize any Person or Persons to act for him by proxy on all matters in which a Limited Partner is entitled to participate, including waiving notice of any meeting, or voting or participating at a meeting. Every proxy must be signed by the Limited Partner or his attorney-in-fact. No proxy shall be valid after the expiration of eleven (11) months from the date hereof unless otherwise provided in the proxy (or there is receipt of a proxy authorizing a later date). Every proxy shall be revocable at the pleasure of the Limited Partner executing it, such revocation to be effective upon the General Partner’s or the Partnership’s receipt of written notice of such revocation from the Limited Partner executing such proxy.

(d)                                 Each meeting of the Partners shall be conducted by the General Partner or such other Person as the General Partner may appoint pursuant to such reasonable rules for the conduct of the meeting as the General Partner or such other Person deems appropriate. Without limitation, meetings of Partners may be conducted in the same manner as meetings of the shareholders of the VTR and may be held at the same time, and as part of, meetings of the shareholders of VTR.

Section 14.4                             Merger, Consolidation or Conversion

(a)                                 The Partnership may merge or consolidate or otherwise combine with another limited partnership or any “other business entity,” as defined in Section 17-211 of the Act, or convert into any such other business entity, whether such entity is formed under the laws of the State of Delaware or any other state of the United States of America or any other jurisdiction or any combination thereof, pursuant to a written agreement of merger or consolidation or similar agreement (a “Merger Agreement”) or a written plan of conversion or similar plan (a “Plan of Conversion”), as the case may be, in accordance with this Section 14.4.

(b)                                 Any merger, consolidation or conversion or similar transaction of the Partnership pursuant to this Section 14.4 requires the prior approval of the General Partner. If the General Partner shall determine to consent to the merger, consolidation, conversion or similar transaction, the General Partner shall approve a Merger Agreement or Plan of Conversion containing such terms and conditions that the General Partner determines to be necessary or appropriate, and the provisions of Section 14.4(c) shall apply.

(c)                                  Except as provided in Section 14.4(d):

(i)                           upon its approval of the Merger Agreement or Plan of Conversion, as the case may be, the General Partner shall direct that the Merger Agreement or Plan of Conversion, as applicable, be submitted to a vote of Limited Partners;

(ii)                             the Merger Agreement or Plan of Conversion, as applicable, shall be approved upon receiving the affirmative vote or consent of the holders of Limited Partners holding a majority of the outstanding Partnership Units held by all Limited Partners (including Affiliates of the General Partner); provided, however, that if the Merger Agreement or Plan of Conversion, as applicable, contains any provision that, if contained in an amendment to this Agreement, the provisions of this Agreement would require the Consent of Class A Limited Partners for its approval, in which case the Consent of Class A Limited Partners shall be required for approval of the Merger Agreement or Plan of Conversion, as applicable; provided, further, that the Consent of Class A Limited Partners shall not be required for any Merger Agreement or Plan of Conversion adopted in connection with a Fundamental Event if such Merger Agreement or Plan of Conversion provides that each holder of a Class A Partnership Unit will receive, for each Class A Partnership Unit, (x) (1) the same consideration (i.e., cash, securities, property, etc.) that would have been paid to the holder had the Class A Partnership Unit been redeemed for REIT Shares immediately prior to the consummation of the Fundamental Event, or (2) if, in connection with the Fundamental Event, a tender or exchange offer had been made to and accepted by the holders of more than fifty percent (50%) of the outstanding REIT Shares, the greatest amount of such consideration which a holder of a Class A Partnership Unit would have received had it received REIT Shares in a Redemption of its Class A Partnership Unit immediately prior to the expiration of such tender or exchange offer and had thereupon accepted such tender or exchange offer, and (y) the Make Whole Payment, if any, required to be paid pursuant to the Tax Protection Agreement; provided, however, that if such Fundamental Event does not result in a significant change in the direct and indirect owners of VTR, the Make Whole Payment shall be calculated as if the Partnership had exercised its Redemption right under Section 8.7(b);

(iii)                           after such approval by vote or consent of the Limited Partners, and at any time prior to the filing of the certificate of merger or a certificate of conversion, the merger, consolidation or conversion may be abandoned pursuant to provisions therefor, if any, set forth in the Merger Agreement or the Plan of Conversion, as the case may be; and

(iv)                             after such approval by vote or consent of the Limited Partners, if the transaction has not been abandoned, the General Partner is authorized to execute and file any and all documents to effect such transaction, including a certificate of merger or certificate of conversion, as applicable, in conformity with the requirements of the Act and any other applicable law.

(d)                                 Notwithstanding anything else contained in this Section 14.4 or in this Agreement, the General Partner is permitted, without Limited Partner approval, to convert the Partnership into a new limited liability entity, or to merge the Partnership into, or convey all of the Partnership’s assets to, another limited liability entity, which shall be newly formed and shall have no assets, liabilities or operations at the time of such conversion, merger or conveyance other than those it receives from the Partnership if (i) such transaction would not result in the loss of the limited liability of any Limited Partner, (ii) such transaction would not cause the Partnership or such new entity to be treated as an association taxable as a corporation for Federal income tax purposes, (iii) the governing instruments of the new entity provide the Limited Partners and the General Partner with substantially the same rights and obligations as are contained in this Agreement, and (iv) such transaction would not effect any other change to the rights of Limited Partners that, if effected as an amendment to this Agreement, would require the consent of each Partner adversely affected pursuant to Section 7.3(d).

(e)                                  Limited Partners are not entitled to dissenters’ rights of appraisal in the event of a merger, consolidation or conversion pursuant to this Section 14.4, or any other similar transaction or event.

ARTICLE XV

GENERAL PROVISIONS

Section 15.1                             Addresses and Notices

Any notice, demand, request or report required or permitted to be given or made to a Partner or Assignee under this Agreement shall be in writing and shall be deemed given or made when delivered in person or when sent by first class United States mail or by other means of written communication to the Partner or Assignee at the address for such Partner or Assignee set forth in the books and records of the Partnership, or such other address of which the Partner or Assignee shall notify the General Partner in writing.

Section 15.2                             Titles and Captions

All article or section titles or captions in this Agreement are for convenience only. They shall not be deemed part of this Agreement and in no way define, limit, extend or describe the scope or intent of any provisions hereof. Except as specifically provided otherwise, references to “Articles” and “Sections” are to Articles and Sections of this Agreement.

Section 15.3                             Pronouns and Plurals

Whenever the context may require, any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa.

Section 15.4                             Further Action

The parties shall execute and deliver all documents, provide all information and take or refrain from taking action as may be reasonably necessary or appropriate to achieve the purposes of this Agreement.

Section 15.5                             Binding Effect

Subject to the provisions of Article XI hereof, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their heirs, executors, administrators, successors, legal representatives and permitted assigns.

Section 15.6                             Creditors

Other than as expressly set forth herein with respect to the Indemnitees, none of the provisions of this Agreement shall be for the benefit of, or shall be enforceable by, any creditor of the Partnership.

Section 15.7                             Waiver

No failure by any party to insist upon the strict performance of any covenant, duty, agreement or condition of this Agreement or to exercise any right or remedy consequent upon a breach thereof shall constitute waiver of any such breach or any covenant, duty, agreement or condition.

Section 15.8                             Counterparts

This Agreement may be executed in counterparts, all of which together shall constitute one agreement binding on all of the parties hereto, notwithstanding that all such parties are not signatories to the original or the same counterpart. Each party shall become bound by this Agreement immediately upon affixing its signature hereto.

Section 15.9                             Applicable Law

This Agreement shall be construed and enforced in accordance with and governed by the laws of the State of Delaware, without regard to the principles of conflicts of law.

Section 15.10                      Invalidity of Provisions

If any provision of this Agreement is or becomes invalid, illegal or unenforceable in any respect, the validity, legality or enforceability of other remaining provisions contained herein shall not be affected thereby.

Section 15.11                      Entire Agreement

This Agreement contains the entire understanding and agreement among the Partners with respect to the subject matter of this Agreement and the rights, interests and obligations of the Partners with respect to the Partnership and amends, restates and supersedes the Original Agreement and any other prior written or oral understandings or agreements among them with respect thereto. The Partners acknowledge that certain of the Partners are also parties to, and be subject to the terms of, the Contribution Agreement, the Tax Protection Agreement, the Pipeline Agreement, and the Registration Rights Agreement.

Section 15.12                      No Rights as Shareholders

Nothing contained in this Agreement shall be construed as conferring upon the holders of the Partnership Units any rights whatsoever as shareholders of VTR, including, without limitation, any right to receive dividends or other distributions made to shareholders of VTR or to vote or to consent or to receive notice as shareholders in respect of any meeting of shareholders for the election of directors of VTR or any other matter.

Section 15.13                      No Partition

No Partner nor any successor-in-interest to a Partner shall have the right while this Agreement remains in effect to have any property of the Partnership partitioned, or to file a complaint or institute any proceeding at law or in equity to have such property of the Partnership partitioned, and each Partner, on behalf of itself and its successors and assigns hereby waives any such right. It is the intention of the Partners that the rights of the parties hereto and their successors-in-interest to Partnership property, as among themselves, shall be governed by the terms of this Agreement, and that the rights of the Partners and their successors-in-interest shall be subject to the limitations and restrictions as set forth in this Agreement.

Section 15.14                      No Third-Party Rights Created Hereby

Except as set forth in Section 7.7(g), and without in any way limiting the provisions of Section 15.6 hereof, the provisions of this Agreement are solely for the purpose of defining the interests of the Partners, inter se; and no other person, firm or entity (i.e., a party who is not a signatory hereto or a permitted successor to such signatory hereto) shall have any right, power, title or interest by way of subrogation or otherwise, in and to the rights, powers, title and provisions of this Agreement. No creditor or other third party having dealings with the Partnership shall have the right to enforce the right or obligation of any Partner to make Capital Contributions or loans to the Partnership or to pursue any other right or remedy hereunder or at law or in equity. None of the rights or obligations of the Partners herein set forth to make Capital Contributions or loans to the Partnership shall be deemed an asset of the Partnership for any purpose by any creditor or other third party, nor may any such rights or obligations be sold, transferred or assigned by the Partnership or pledged or encumbered by the Partnership to secure any debt or other obligation of the Partnership or any of the Partners.

Section 15.15                      Venue

Each party hereto agrees that all judicial proceedings brought arising out of or relating to this Agreement or any Partner’s obligations hereunder may only be brought in any state or federal court of competent jurisdiction in the State of California, in San Diego, Orange or Los Angeles County, and each Partner accepts generally and unconditionally the exclusive jurisdiction and venue of such courts.

Section 15.16                      Attorneys’ Fees

In the event that any party hereto brings an action or proceeding (including any arbitration) against any other party to enforce or interpret any of the covenants, conditions, agreements or provisions of this Agreement, the prevailing party in such action or proceeding shall be entitled to recover all reasonable costs and expenses of such action or proceeding, including, without limitation, attorneys’ fees, charges, disbursements and the fees and costs of expert

Section 15.17                      Uniform Commercial Code Article 8 (Opt-In)

The Partnership hereby irrevocably elects that all Partnership Units shall be securities governed by Article 8 of the Uniform Commercial Code as in effect in the State of Delaware and each other applicable jurisdiction. All Partnership Units issued by the Partnership shall be certificated and each certificate evidencing Partnership Units in the Partnership shall bear the following legend: “This certificate evidences an interest in NHP/PMB L.P. and shall be a security governed by Article 8 of the Uniform Commercial Code as in effect in the State of Delaware and, to the extent permitted by applicable law, each other applicable jurisdiction.” This provision shall not be amended, and any purported amendment to this provision shall be null and void.

ARTICLE XVI

GUARANTEE BY VTR

Section 16.1                             Guarantee

VTR hereby irrevocably and unconditionally guarantees, as primary obligor and not merely as surety, the performance of all obligations of the General Partner under this Agreement, including, without limitation, the due and punctual payment by the General Partner in full of any amounts payable by the General Partner pursuant to this Agreement (the “Guaranteed Obligations”).

Section 16.2                             Certain Waivers

To the fullest extent permitted by applicable law, Guarantor waives presentment to, demand of payment from and protest to each Limited Partner, and also waives notice of acceptance of the guarantee pursuant to this Article XVI and notice of protest for non-payment. To the fullest extent permitted by applicable law, the obligations of VTR hereunder shall not be affected by the failure of any Limited Partner to assert any claim or demand or to exercise or enforce any right or remedy against the General Partner under the provisions of this Agreement or otherwise.

Section 16.3                             Guarantee Absolute

VTR agrees that the guarantee pursuant to this Article XVI constitutes an absolute, unconditional, present and continuing guarantee of payment and not of collection, and waives any right to require that any resort be had by any Limited Partner (a) against the General Partner or any other Person for the Guaranteed Obligations or (b) against any other right or remedy available to any Limited Partner by contract, applicable law or otherwise. It is the intent of the guarantee pursuant to this Article XVI that each Limited Partner shall have resort to VTR without asserting or resorting to any remedy against the General Partner or any other Person and without demand to it, as though VTR was primarily liable for any Guaranteed Obligations.

Section 16.4                             Additional Waivers

Without limiting the foregoing, VTR hereby waives and relinquishes all rights and remedies now or hereafter accorded by applicable law to sureties and/or guarantors or any other accommodation parties, under any statutory provision, common law or any other provision of law, custom or practice, and agrees not to assert or take advantage of any such rights or remedies, including, without limitation, (a) any right to require any Limited Partner to proceed against the General Partner or any other Person or to proceed against or exhaust any security held by any Limited Partner at any time or to pursue any other remedy in such Limited Partner’s power before proceeding against VTR; (b) any defense based upon any lack of authority of the officers, directors, partners or agents acting or purporting to act on behalf of the General Partner or any other Person, or any defect in the formation of the General Partner or any other Person; (c) any defense that may arise by reason of the Incapacity, lack of authority, insolvency, bankruptcy, death or disability of the General Partner or any other guarantor or other Person or the failure of any Limited Partner to file or enforce a claim against the estate (in administration, bankruptcy or any other proceeding) of the General Partner or any other guarantor or other Person; (d) notice of the existence, creation or incurring of any new or additional indebtedness or obligation of the General Partner under this Agreement or of any action or non-action on the part of the General Partner under this Agreement or in connection with any Guaranteed Obligation; (e) any defense based upon an election of remedies by any Limited Partner which destroys or otherwise impairs any subrogation rights of VTR or any right of VTR to proceed against the General Partner or any other Person for reimbursement, or both; (f) any defense based upon any statute or rule of law which provides that the obligation of a surety must be neither larger in amount nor in other respects more burdensome than that of the principal; (g) any duty on the part of any Limited Partner to disclose to VTR any facts any Limited Partner may now or hereafter know about the General Partner, regardless of whether any Limited Partner has reason to believe that any such fact materially increases the risk beyond that which VTR intends to assume or has reason to believe that any such fact is unknown to VTR or has a reasonable opportunity to communicate such fact to VTR, it being understood and agreed that VTR is fully responsible for being and keeping informed of the financial condition of the General Partner and of all circumstances bearing on the risk of non payment or non-performance of any Guaranteed Obligation; (h) any defense arising because of any Limited Partner’s election, in any proceeding instituted under the federal Bankruptcy Code; (i) any defense based upon the validity or enforceability of this Agreement; (j) any defense or rights arising under any appraisal, valuation, stay, extension, marshaling of assets, redemption or similar law or requirement, which may delay, prevent or otherwise affect the performance by VTR of any of the Guaranteed Obligations; (k) diligence, presentment and demand; (l) any requirement to mitigate any damages resulting from any default under this Agreement; and (m) any defense based on any borrowing or grant of a security interest under Section 364 of the federal Bankruptcy Code.

Section 16.5                             No Waiver of Rights by Limited Partner

This Article XVI and any right of any Limited Partner hereunder may be waived in whole or in part, and VTR may be released from its obligations hereunder, only with the Consent of Class A Limited Partners.

Section 16.6                             Representations and Warranties by VTR

VTR makes the following representations and warranties to each Limited Partner:

(a)                                 The value of the consideration received, and to be received, by VTR in connection with the transactions contemplated under this Agreement is worth at least as much as the liabilities and obligations of VTR under this Article XVI, and that such liabilities and obligations are expected to benefit VTR either directly or indirectly;

(b)                                 VTR is duly organized, validly existing and in good standing under the laws of its state of organization, and has full power, authority and legal right to execute and to deliver and to perform and observe the obligations and provisions of this Article XVI;

(c)                                  This Agreement has been duly authorized, executed and delivered by VTR, and the provisions of this Article XVI constitute the valid and binding obligations of VTR, enforceable against VTR in accordance with the terms hereof; and

(d)                                 No consent, approval or other authorization of, or registration, declaration or filing with, any governmental authority is required for the due execution and delivery by VTR of this Agreement, or for the performance by or the validity or enforceability hereof against VTR.

[The next page is the signature page]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day first above written.

GENERAL PARTNER:

NHP/PMB GP LLC,
a Delaware limited liability company

By:	/s/ Brian K. Wood
	Name:	Brian K. Wood
	Its:	Vice President & Treasurer

LIMITED PARTNERS:

NHP OPERATING PARTNERSHIP L.P.,
a Delaware limited partnership

By:	NHP GP LLC,
its General Partner

By:	/s/ Brian K. Wood
	Name:	Brian K. Wood
	Its:	Vice President & Treasurer

SEE ADDITIONAL SIGNATURE PAGES OF LIMITED
PARTNERS ATTACHED HERETO

VTR HEREBY EXECUTES THIS
AGREEMENT FOR THE PURPOSES OF
AGREEING TO THE PROVISIONS OF
ARTICLE XVI HEREOF:

VENTAS, INC.,
a Delaware corporation

By:	/s/ Brian K. Wood
	Name:	Brian K. Wood
	Title:	Sr. Vice President & Chief Tax Officer

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Additional Signatures of Limited Partners to

Amended and Restated Agreement of Limited Partnership

of NHP/PMB L.P.

[Intentionally Omitted]

S-2

EXHIBIT A

CAPITAL ACCOUNT MAINTENANCE

1.             Capital Accounts of the Partners

(a)           The Partnership shall maintain for each Partner a separate Capital Account in accordance with the rules of Regulations Section 1.704-1(b)(2)(iv). Such Capital Account shall be increased by (x) the amount of all Capital Contributions made by such Partner to the Partnership pursuant to this Agreement; and (y) such Partner’s allocable share of Net Income allocated to such Partner pursuant to Article VI of this Agreement and any items in nature of income or gain that are specially allocated to such Partner pursuant to Exhibit B or any other provision of this Agreement; and (ii) and decreased by (x) the amount of cash or Agreed Value of all distributions of cash or property made to such Partner pursuant to this Agreement; and (y) such Partner’s allocable share of Net Loss allocated to such Partner pursuant to Article VI of this Agreement and any other items in nature of expenses or losses that are specially allocated such Partner pursuant to Exhibit B or any other Provision of this Agreement.

(b)           In the event any interest in the Partnership is transferred in accordance with the terms of this Agreement, the transferee shall succeed to the Capital Account of the transferor to the extent it relates to the Transferred interest.

(c)           In determining the amount of any liability for purposes of subparagraphs (a) and (b) above, there shall be taken into account Code Section 752(c) and any other applicable provisions of the Code and Regulations.

(d)           The provisions of this Agreement (including this Exhibit A and other Exhibits to this Agreement) relating to the maintenance of Capital Accounts are intended to comply with Regulations Section 1.704-1(b), and shall be interpreted and applied in a manner consistent with such Regulations. In the event the General Partner shall determine that it is prudent to modify (i) the manner in which the Capital Accounts, or any debits or credits thereto (including, without limitation, debits or credits relating to liabilities which are secured by contributed or distributed property or which are assumed by the Partnership, the General Partner, or the Limited Partners) are computed; or (ii) the manner in which items are allocated among the Partners for federal income tax purposes in order to comply with such Regulations or to comply with Section 704(c) of the Code, the General Partner may make such modification without regard to Article XIV of the Agreement, provided that it is not likely to have a material effect on the amounts distributable to any Person pursuant to Article XIII of the Agreement upon the dissolution of the Partnership. The General Partner also shall (i) where appropriate, in accordance with Regulations Section 1.704-1(b)(2)(iv)(q), make any adjustments that are necessary or appropriate to maintain equality between Capital Accounts of the Partners and the amount of Partnership capital reflected on the Partnership’s balance sheet, as computed for book purposes; and (ii) make any appropriate modifications in the event unanticipated events occur that might otherwise cause this Agreement not to comply with Regulations Section 1.704-1(b). In addition, the General Partner may adopt and employ such methods and procedures for (i) the maintenance of book and tax capital accounts; (ii) the determination and allocation of adjustments under Sections 704(c), 734 and 743 of the Code; (iii) the determination of Net Income, Net Loss, taxable loss and items thereof under this Agreement and pursuant to the Code; (iv) conventions for the determination of cost recovery, depreciation and amortization deductions, as it determines in its sole discretion are necessary or appropriate to execute the provisions of this Agreement, to comply with federal and state tax laws, and are in the best interest of the Partners.

2.             No Interest

No interest shall be paid by the Partnership on Capital Contributions or on balances in Partners’ Capital Accounts.

3.             No Withdrawal

No Partner shall be entitled to withdraw any part of his Capital Contribution or his Capital Account or to receive any distribution from the Partnership, except as provided in Articles IV, V, VIII and XIII of the Agreement.

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EXHIBIT B

SPECIAL ALLOCATION RULES

1.             Special Allocation Rules

Notwithstanding any other provision of the Agreement or this Exhibit B, the following special allocations shall be made in the following order:

(a)           Minimum Gain Chargeback. Except as otherwise provided in Regulations Section 1.704-2(f), notwithstanding the provisions of Section 6.1 of the Agreement or any other provisions of this Exhibit B, if there is a net decrease in Partnership Minimum Gain during any Partnership taxable year, each Partner shall be specially allocated items of Partnership income and gain for such year (and, if necessary, subsequent years) in an amount equal to such Partner’s share of the net decrease in Partnership Minimum Gain, as determined under Regulations Section 1.704-2(g). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Partner pursuant thereto. The items to be so allocated shall be determined in accordance with Regulations Section 1.704-2(f)(6). This Section 1.(a) is intended to comply with the minimum gain chargeback requirements in Regulations Section 1.704-2(f) and shall be interpreted consistently therewith. Solely for purposes of this Section 1.(a), each Partner’s Adjusted Capital Account Deficit shall be determined prior to any other allocations pursuant to Section 6.1 of Partner Minimum Gain during such Partnership taxable year.

(b)           Partner Minimum Gain Chargeback. Except as otherwise provided in Regulations Section 1.704-2(i)(4), notwithstanding any other provision of Section 6.1 of this Agreement or any other provisions of this Exhibit B (except Section 1.(a) hereof), if there is a net decrease in Partner Minimum Gain attributable to a Partner Nonrecourse Debt during any Partnership taxable year, each Partner who has a share of the Partner Minimum Gain attributable to such Partner Nonrecourse Debt, determined in accordance with Regulations Section 1.702-2(i)(5), shall be specially allocated items of Partnership income and gain for such year (and, if necessary, subsequent years) in an amount equal to such Partner’s share of the net decrease in Partner Minimum Gain attributable to such Partner Nonrecourse Debt, determined in accordance with Regulations Section 1.704-2(i)(4). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Partner pursuant thereto. The items to be so allocated shall be determined in accordance with Regulations Section 1.704-2(i)(4) and 1.704-2(j)(2). This Section 1.(b) is intended to comply with the partner nonrecourse debt minimum gain chargeback requirement Regulations Section 1.704-2(i) and shall be interpreted consistently therewith. Solely for purposes of this Section 1.(b), each Partner’s Adjusted Capital Account Deficit shall be determined prior to any other allocations pursuant to Section 6.1 of the Agreement or this Exhibit with respect to such Partnership taxable year, other than allocations pursuant to Section 1.(a) hereof.

(c)           Qualified Income Offset. In the event any Partner unexpectedly receives any adjustments, allocations or distributions described in Regulations Sections 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5), or 1.704-1(b)(2)(ii)(d)(6), and after giving effect to the allocations required under Sections 1.(a) and 1.(b) hereof such Partner has an Adjusted Capital Account Deficit, items of Partnership income and gain (consisting of a pro rata portion of each item of Partnership income, including gross income and gain for the Partnership taxable year) shall be specifically allocated to such Partner in an amount and manner sufficient to eliminate, to the extent required by the Regulations, its Adjusted Capital Account Deficit created by such adjustments, allocations or distributions as quickly as possible. It is intended that this Section 1.(c) qualify and be construed as a “qualified income offset” within the meaning of Regulations Section 1.704-1(b) (2)(ii)(d) and shall be interpreted consistently therewith.

(d)           Limitation on Allocation of Net Loss. To the extent that any allocation of Net Loss would cause or increase an Adjusted Capital Account Deficit as to any Partner, there shall be allocated to such Partner only that amount of Net Loss (or items of loss or deduction) as will not create or increase an Adjusted Capital Account Deficit. The Net Loss (or items of loss or deduction) that would, absent the application of the preceding sentence, otherwise be allocated to such Partner shall be allocated to other Partners in accordance with their respective Partnership Units, subject to the limitations of this Section 1(d).

(e)           Gross Income Allocation. In the event any Limited Partner has an Adjusted Capital Account Deficit at the end of any Partnership taxable year, each such Limited Partner shall be specially allocated items of Partnership income and gain in the amount of such excess as quickly as possible, provided that an allocation pursuant to this Section 1.(e) shall be made only if and to the extent that such Limited Partner would have a deficit

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Capital Account in excess of such sum after all other allocations provided for in this Exhibit B have been made as if Section 1.(c) and this Section 1.(e) were not in the Agreement.

(f)            Nonrecourse Deductions. Nonrecourse Deductions for any Partnership taxable year shall be allocated to the Partners in accordance with their respective Percentage Interests. If the General Partner determines in its good faith discretion that the Partnership’s Nonrecourse Deductions must be allocated in a different ratio to satisfy the safe harbor requirements of the Regulations promulgated under Section 704(b) of the Code, the General Partner is authorized, upon notice to the Limited Partners, to revise the prescribed ratio to the numerically closest ratio for such Partnership taxable year which satisfy such requirements.

(g)           Partner Nonrecourse Deductions. Any Partner Nonrecourse Deductions for any Partnership taxable year shall be specially allocated to the Partner who bears the economic risk of loss with respect to the Partner Nonrecourse Debt to which such Partner Nonrecourse Deductions are attributable in accordance with Regulations Section 1.704-2(i).

(h)           Code Section 754 Adjustments. To the extent an adjustment to the adjusted tax basis of any Partnership asset pursuant to Section 734(b) or 743(b) of the Code is required, pursuant to Regulations Section 1.704-1(b)(2)(iv)(m), to be taken into account in determining Capital Accounts, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis), and such item of gain or loss shall be specially allocated to the Partners in a manner consistent with the manner in which their Capital Accounts are required to be adjusted pursuant to Regulations Section 1.704-(b)(2)(iv)(m).

(i)            Curative Allocations. The allocations set forth in Section 1.(a) through 1.(h) of this Exhibit B (the “Regulatory Allocations”) are intended to comply with certain requirements of the Regulations under Section 704(b) of the Code. The Regulatory Allocations may not be consistent with the manner in which the Partners intend to divide Partnership distributions. Accordingly, the General Partner is hereby authorized to divide other allocations of income, gain, deduction and loss among the Partners so as to prevent the Regulatory Allocations from distorting the manner in which Partnership distributions will be divided among the Partners. In general, the Partners anticipate that this will be accomplished by specially allocating other items of income, gain, loss and deduction among the Partners so that the net amount of the Regulatory Allocations and such special allocations to each person is zero. However, the General Partner will have discretion to accomplish this result in any reasonable manner; provided, however, that no allocation pursuant to this Section 1.(i) shall cause the Partnership to fail to comply with the requirements of Regulations Sections 1.704-1(b)(2)(ii)(d), -2(e) or -2(i).

2.             Allocations for Tax Purposes

Except as otherwise provided in this Section 2, each item of income, gain, loss and deduction of the Partnership for federal income tax purposes shall be allocated among the Partners in the same manner as such items are allocated for book purposes under this Agreement. In accordance with Section 704(c) of the Code and the Regulations thereunder, income, gain, loss, and deduction with respect to any property contributed to the capital of the Partnership shall, solely for tax purposes, be allocated among the Partners so as to take account of any variation between the adjusted basis of such property to the Partnership for federal income tax purposes and its initial Carrying Value. In the event the Carrying Value of any Partnership asset is adjusted pursuant to the definition of “Carrying Value,” subsequent allocations of income, gain, loss, and deduction with respect to such asset shall take account of any variation between the adjusted basis of such asset for federal income tax purposes and its Carrying Value in the same manner as under Section 704(c) of the Code and the Regulations thereunder. Any elections or other decisions relating to such allocations shall be made by the General Partner in its sole and absolute discretion. Allocations pursuant to this Section 2 are solely for purposes of federal, state, and local taxes and shall not affect, or in any way be taken into account in computing, any Partner’s Capital Account or share of profits, losses, other items, or distributions pursuant to any other provision of this Agreement. Except as otherwise provided in this Agreement, all items of Partnership income, gain, loss, deduction, and any other allocations not otherwise provided for shall be divided among the Partners in the same proportions as they share profits or losses, as the case may be, for the Partnership taxable year.

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EXHIBIT C

CALCULATION OF APPLICABLE PERCENTAGE

Percentage of all Outstanding
Partnership Units Represented by Class A
Partnership Units	Applicable Percentage
57.5% or more	98.7%
52.5% to 57.4%	98.4%
47.5% to 52.4%	98.0%
42.5% to 47.4%	97.7%
37.5% to 42.4%	97.4%
32.5% to 37.4%	97.1%
27.5% to 32.4%	96.7%
22.5% to 27.4%	95.4%
17.5% to 22.4%	94.0%
12.5% to 17.4%	92.6%
12.4% or less	89.6%

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